                            Registration No. 33-17324
                      ------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                  ------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                  ------------

                         HARTFORD LIFE INSURANCE COMPANY

                             ----------------------
             (Exact name of registrant as specified in its charter)

            Connecticut                            06-094148
      ------------------------               --------------------
     (State or other jurisdiction of         (I.R.S. Employer Number)
     Identification incorporation or
     organization)

                                      63555
                            -------------------------
            (Primary Standard Industrial Classification Code Number)

                                  -------------

                                  P.O. Box 2999
                        Hartford, Connecticut 06104-2999
                     (Address of Principal Executive Office)

                                  -------------

                                Rodney J. Vessels
                        Counsel - Hartford Life Companies
                 P.O. Box 2999, Hartford, Connecticut 06104-2999
                                 (203) 843-8847
           (Name, address, and telephone number of agent for service)


Approximate date of commencement of proposed sale to the public:
As soon as practical after the effective date of this registration statement.

                                  -------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /X/
                                  -------------


CALCULATION OF REGISTRATION FEE

- --------------------------------------------------------------------------------
                                        Proposed    Proposed
Title of Each Class      Amount         Offering    Aggregate    Amount of
of Securities to be      to be          Price       Offering     Registration
Registered               Registered     per Unit    Price        Fee
- --------------------------------------------------------------------------------
Deferred Annuity
Contracts &                  *             *        $100,000,000*  $34,483
Participating
Interests Therein
- --------------------------------------------------------------------------------

* The maximum aggregate offering price is estimated solely for the purpose of determining the registration fee. The amount being registered and the proposed maximum offering price per unit are not applicable in that these securities are not issued in predetermined amounts or units.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

                        HARTFORD LIFE INSURANCE COMPANY
                        Cross Reference Sheet Pursuant to
                           Regulation S-K, Item 501(b)

             Form S-1 Item Number and Caption Heading in Prospectus
             ------------------------------------------------------

1.   Forepart of the Registration Statement
     and Outside Front Cover Page of                 Outside Front Cover
     Prospectus                                      Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus                             Inside Front Cover

3.   Summary Information, Risk Factors and
     Ratio of Earnings to Fixed Charges              Description of Contracts;
                                                     Financial Statements

4.   Use of Proceeds                                 Investments by HLIC

5.   Determination of Offering Price                 Not Applicable

6.   Dilution                                        Not Applicable

7.   Selling Security Holders                        Not Applicable

8.   Plan of Distribution                            Distribution of  Contracts

9.   Description of Securities to be                 The General Account
     Registered                                      Option

10.  Interests and Named Experts and
     Counsel                                         Not Applicable

11.  Information with Respect to the                 The Company; Executive
     Registrant                                      Officers and Directors;
                                                     Executive  Compensation;
                                                     Financial Statements; Legal
                                                     Proceedings

12.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities                                     Not Applicable

P R O S P E C T U S                    [Outside front cover page of  Prospectus]


                           THE GENERAL ACCOUNT OPTION
                     Under Group Annuity Contracts Issued By
                         Hartford Life Insurance Company

                         Hartford Life Insurance Company
                                  P.O. Box 2999
                        Hartford, Connecticut  06104-2999

                              --------------------

This Prospectus describes the General Account Option available under group variable annuity contracts (hereinafter the "contract" or "contracts") which are issued by Hartford Life Insurance Company ("HLIC" or the "Company") with respect to DC Variable Account I or Separate Account Two (DC-II) (individually, the "Separate Account"). This Prospectus must be accompanied by and read in conjunction with the prospectus for the applicable group variable annuity contract and the Separate Account options thereunder.

During the Accumulation Period under the contracts, net contributions to the contract and/or Participants' Individual Account Values under the contract may be allocated, in whole or in part, to the General Account Option or to one or more of the Separate Account options. Contract values allocated to the General Account Option are credited with interest at a rate at least equal to the Guaranteed Interest Rate stated in the Contract. Rates of interest in excess of the applicable Guaranteed Interest may be declared by HLIC from time to time (See, "Guaranteed Interest Rates and Declared Interest Rates," Pages ___).

While the Mortality and Expense Risk Charges applicable to the values held in Separate Account options do not apply to the General Account Option, all other charges, including the Annual Policy Fee, Contingent Deferred Sales Charges, Transfer Charges and Premium Taxes described in the contract prospectus accompanying this Prospectus apply equally to values held in the General Account Option.

Distributions and transfers from the General Account Option are generally made within a reasonable period of time after a request is received and reflect the full value of Participants' Individual Accounts allocated to the General Account less any applicable charges. However, under certain conditions transfers may be limited or deferred (See, "Transfers from the General Account Option," Page ___) and distributions may be deferred or subject to a market value adjustment.
(See, "Surrenders," Page___.)

- --------------------------------------------------------------------------------
PLEASE READ THIS PROSPECTUS AND KEEP IT FOR FUTURE REFERENCE. IT IS ACCOMPANIED BY CURRENT PROSPECTUS FOR THE RELATED GROUP VARIABLE ANNUITY CONTRACT AND THE SEPARATE ACCOUNT OPTIONS THEREUNDER.

- --------------------------------------------------------------------------------
THESE SECURITIES MAY BE SUBJECT TO A CONTINGENT DEFERRED SALES CHARGE AND MARKET VALUE ADJUSTMENT WHICH COULD RESULT IN YOUR RECEIPT OF LESS THAN THE TOTAL OF
YOUR PURCHASE PAYMENT(S).  SEE "SURRENDERS," PAGE ___ .

- --------------------------------------------------------------------------------
THE COMPANY CANNOT PREDICT OR GUARANTEE FUTURE GUARANTEED INTEREST RATES OR DECLARED INTEREST RATES.

- --------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------


Prospectus Dated: May 1, 1995

                              AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act"), as amended, and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional Offices located at 75 Park Place, New York, New York and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The Company has filed registration statements (the "Registration Statements") with the Commission under the Securities Act of 1933 relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statements and does not contain all of the information set forth in the Registration Statements and exhibits thereto, and reference is hereby made to such Registration Statements and exhibits for further information relating to the Company and the contracts. The Registration Statements and the exhibits thereto may be inspected and copied, and copies can be obtained at prescribed rates, in the manner set forth in the preceding paragraph.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Annual Report on Form 10-K for the year ended December 31, 1994 heretofore filed by the Company with the Commission under the 1934 Act is incorporated by reference in this Prospectus.

Any statement contained in a document incorporated by reference here in shall be deemed modified or superseded hereby to the extent that a statement contained in a later-filed document or herein shall modify or supersede such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus.

The Company will furnish, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of the document referred to above which has been incorporated by reference in the Prospectus, other than exhibits to such document (unless such exhibits are specifically incorporated by reference in the Prospectus). Requests for such document should be directed to Hartford Life Insurance Company, c/o Individual Annuity Operations, P.O. Box 5085, Hartford, Connecticut, 06102-5085, telephone 1-800-862-6668.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

GLOSSARY OF SPECIAL TERMS. . . . . . . . . . . . . . . . . . . . . . . .

SUMMARY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

THE GENERAL ACCOUNT OPTION . . . . . . . . . . . . . . . . . . . . . . .

A.   The Accumulation Period . . . . . . . . . . . . . . . . . . . . . .

     1. Contributions. . . . . . . . . . . . . . . . . . . . . . . . . .

     2. Guaranteed Interest Rates and Declared Interest Rates. . . . . .

     3. Participants' Individual Account Values. . . . . . . . . . . . .

     4. Transfers from the General Account Option. . . . . . . . . . . .

     5. Transfers to the General Account Option. . . . . . . . . . . . .

     6. Surrenders . . . . . . . . . . . . . . . . . . . . . . . . . . .

       (a)  General. . . . . . . . . . . . . . . . . . . . . . . . . . .

       (b)  Payment of Full or Partial Surrenders. . . . . . . . . . . .

       (c)  Contract Termination . . . . . . . . . . . . . . . . . . . .

B.   Annuity Period. . . . . . . . . . . . . . . . . . . . . . . . . . .

INVESTMENTS BY HLIC. . . . . . . . . . . . . . . . . . . . . . . . . . .

DISTRIBUTION OF CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . .

FEDERAL INCOME TAX CONSIDERATIONS. . . . . . . . . . . . . . . . . . . .

A.   Taxation of HLIC. . . . . . . . . . . . . . . . . . . . . . . . . .

B.   Information Regarding Deferred Compensation Plans
     for State and Local Governments . . . . . . . . . . . . . . . . . .

THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

A.   Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

B.   Selected Financial Data . . . . . . . . . . . . . . . . . . . . . .

C.   Management Discussion and Analysis. . . . . . . . . . . . . . . . .

     1. Results of Operations. . . . . . . . . . . . . . . . . . . . . .

     2. Segment Information. . . . . . . . . . . . . . . . . . . . . . .

D.   Reinsurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .

E.   Reserves. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

F.   Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . .

G.   Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . .

H.   Employees . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

I.   Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . .

J.   State Regulation. . . . . . . . . . . . . . . . . . . . . . . . . .

EXECUTIVE OFFICERS AND DIRECTORS . . . . . . . . . . . . . . . . . . . .

EXECUTIVE COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . .

LEGAL PROCEEDINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . .

EXPERTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

LEGAL MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

APPENDIX A (MARKET VALUE ADJUSTMENT) . . . . . . . . . . . . . . . . . .

FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . .

GLOSSARY OF SPECIAL TERMS

ACCUMULATION PERIOD:  The period before the commencement of annuity payments.

ACTIVE LIFE FUND: A term used to describe the sum of all Participants' Individual Account value(s) under a contract during the Accumulation Period.

ANNUITANT: A Participant on whose behalf Annuity payments are to be made under a contract.

ANNUITY: A series of payments for life, or for life with a minimum number of payments or a determinable sum guaranteed, or for a joint lifetime and thereafter during the lifetime of the survivor, or for payments for a designated period.

ANNUITY COMMENCEMENT DATE:  The date on which Annuity payments are to commence.

ANNUITY PERIOD:  The period following the commencement of Annuity payments.

CALENDAR YEAR:  The period of time from January 1 to December 31 of each year.

CONTRACT OWNER:  The Employer or entity owning the contract.

CONTRACT YEAR: A period of 12 months commencing with the effective date of the contract or with any anniversary thereof.

CONTRIBUTION(S): The amount(s) paid or transferred to HLIC on behalf of Participants pursuant to the terms of the contracts.

DECLARED INTEREST RATE(S): One or more rates of interest which may be declared by HLIC. Such rates will never be less than the applicable Guaranteed Interest Rates and may apply to some or all of the values under the General Account option Fund for periods of time determined by HLIC.

GENERAL ACCOUNT:  The General Account of HLIC.

GUARANTEED INTEREST RATE(S): The minimum rate(s) of interest to be credited on the General Account portion of the Active Life Fund as set forth in the contract.

HLIC:  Hartford Life Insurance Company (sometimes referred to as the "Company").


IN WRITING: A written form satisfactory to us and received at our offices at P.O. Box 2999, Hartford, Connecticut 06104-2999.

MARKET VALUE LUMP SUM OPTION: At contract termination a lump sum payment which includes the market value of the underlying assets as described on page ____.



PARTICIPANT: A term used to describe, for recordkeeping purposes only, any Employee electing to participate in the Deferred Compensation Plan of the Employer/Contract Owner.


PARTICIPANT'S CONTRACT YEAR: A period of twelve (12) months commencing with the Date of Coverage of a Participant and each successive 12 month period thereafter.

PARTICIPANT'S INDIVIDUAL ACCOUNT: An account in which the Contributions of the Contract Owner on behalf of a Participant under the contract are allocated during the Accumulation Period.

PREMIUM TAX: A tax charged by a state or municipality on premiums, contributions or contract values.

SEPARATE ACCOUNT: The Account entitled Hartford Life Insurance Company DC Variable Account-I ("DC-I") and Hartford Life Insurance Company Separate Account Two (DC-II).

                                    SUMMARY

This Prospectus describes the General Account Option under group variable annuity contracts designed for use in conjunction with deferred compensation plans of tax-exempt and governmental employers under Internal Revenue Code
Section 457 ("Deferred Compensation Plans"). The contracts are issued by Hartford Life Insurance Company ("HLIC" or the "Company") with respect to DC Variable Account-I or Separate Account Two (DC-II) (individually the "Separate Account") and contributions to the General Account Option become a part of the General Account of HLIC. Contributions to the contracts may also be allocated to one or more Separate Account options. The contracts and the Separate Account options are described in a separate prospectus. The prospectus for the applicable contract will always accompany this Prospectus. Please read it and this Prospectus carefully.

During the Accumulation Period under the contracts, the General Account Option provides for specified Guaranteed Interest Rates for the first five (5) Calendar Years on Contributions received during the Calendar Year in which the contract was issued. Prior to each Calendar Year thereafter, HLIC will establish Guaranteed Interest Rates (for five (5) Calendar Years) for contributions received in the following year. At the end of each five year guarantee period for a particular year's contribution, one year Guaranteed Interest Rates are established annually by HLIC. Declared Interest Rates in excess of any Guaranteed Interest Rates may be established periodically by HLIC. These rates may apply to some or all of the values under the General Account Option for periods of time determined by HLIC. The rates of interest credited will affect Participants' Individual Account values (See, "Participants' Individual Account Values," Page ___) and are used to determine amounts payable upon termination of the contracts. (See, "Surrenders - Contract Termination," Page ___).

Generally, HLIC intends to invest the General Account assets attributable to the contracts in investment grade securities. HLIC has no specific formula for determining the rates of interest that it will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, their determination will generally be reflective of interest rates available on the types of debt instruments in which HLIC intends to invest the proceeds attributable to the General Account Option. (See, "Investments by HLIC," Page ___.) In addition, HLIC's management may also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by HLIC; general economic trends; and competitive factors. (See, "Investments by HLIC," Page ____.)

The Contract Owner may, during the Accumulation Period, allocate all or a portion of a Participant's Individual Account value held under the General Account Option to one or more of the investment options of the Separate Account. No Contingent Deferred Sales Charges will be deducted on such transfers. However, there are restrictions which may limit the amount that may be so allocated and transfers may be deferred in certain cases. (See, "Transfers from the General

Account Option," Page ____.) Distributions from the General Account Option are generally made within a reasonable period of time after a request is received and reflect the full value of Participants' Individual Account values less certain charges, if applicable, described in the contract prospectus. However, under certain conditions, distributions may be deferred or subject to a market value adjustment. (See, "Surrenders," Page ___.)

                                  INTRODUCTION

This Prospectus has been designed to provide you with the necessary information to make a decision on participating in the General Account Option under contracts issued in conjunction with a Deferred Compensation Plan. This Prospectus describes only the elements of the contracts pertaining to the General Account Option. The contracts also contain various Separate Account options. The contracts and the Separate Account options are described in a separate prospectus which must accompany this Prospectus. Please read that prospectus and its Glossary of Special Terms prior to reading this Prospectus to familiarize yourself with the terms being used which, unless defined in the Glossary of Special Terms to this Prospectus, have the same meaning as defined in that prospectus.

                           THE GENERAL ACCOUNT OPTION

The General Account Option is available under contracts issued in conjunction with a Deferred Compensation Plan of an Employer. The contracts provide for both an Accumulation Period and an Annuity Period. During the Accumulation Period, Contributions made by the Employer to the General Account Option, and the values attributable thereto, are a part of HLIC's General Account. During the Annuity Period Participants' Individual Account values are used to purchase Fixed or Variable Annuities. The operation of the contract during the Annuity Period is described in the contract prospectus accompanying this Prospectus.

A.   THE ACCUMULATION PERIOD

  1.   CONTRIBUTIONS

  During the Accumulation Period under the contracts, Contributions (less any Premium Taxes) made by the Employer under the contract, and Participants' Individual Account values, may be allocated, in whole or in part, to the General Account Option.

  2.   GUARANTEED INTEREST RATES AND DECLARED INTEREST RATES

  The General Account Option provides for specified Guaranteed Interest Rates for the first five (5) Calendar Years on Contributions received during the Calendar Year in which the Contract is issued. Prior to each Calendar Year thereafter, HLIC will establish Guaranteed Interest Rates (for each of the next five (5) Calendar Years) for Contributions received in the following year. The Guaranteed Interest Rate for each year during a five year guarantee period may not be the same as for other years. At the end of each five year guarantee period for a particular year's Contribution(s), one year Guaranteed Interest Rates are established annually by HLIC. These one year Guaranteed Interest Rates will automatically commence at the end of a five year guarantee period and at the end of each subsequent one year guarantee period.

  The following example is for illustrative purposes only. It contains hypothetical rates of interest. Actual rates for any given time may be more or less than those illustrated.


  EXAMPLE: A contract is issued July 1, 1995. At issue the Guaranteed Interest Rates for Calendar Years 1995 through 1999 are set as follows:

                                 Guaranteed Interest Rate
          Calendar Year     (Applicable to 1995 Contributions)
          -------------     ----------------------------------
              1995                       6.50%
              1996                       6.00%
              1997                       5.50%
              1998                       5.25%
              1999                       5.00%

  Assume that $1,000 in contributions are received during 1995 and $1,500 in contributions are received during 1996. The 1995 contributions of $1,000 will be credited at least 6.50% (i.e., the Guaranteed Interest Rate for 1995) during 1995. During 1996 the 1995 contributions, with interest credited from 1995, will be credited at least 6.00%. Similarly for Calendar Years 1997, 1998, and 1999 the 1995 contributions, with interest credited from prior years, will be credited at least 5.50%, 5.25% and 5.00% respectively. At the end of 1998, a one year Guaranteed Interest Rate will be set for 2000. This procedure of setting a one year Guaranteed Interest Rate will be followed for each subsequent year.

  At the end of 1995 the Guaranteed Interest Rates for Calendar Years 1996 through 2000 will be set for the contributions of $1,500 received in 1995.
  At the end of 2000 and annually thereafter one year Guaranteed Interest Rates will be set for the 1996 contributions of $1,500 and the interest which was credited on the $1,500 in prior years.

  For contributions received in 1997 and later the same procedure would be followed. At the end of each Calendar Year, Guaranteed Interest Rates for each of the next five Calendar Years will be set for the following year's contributions. At the end of each five years guaranteed period for a particular year's contributions, one year Guaranteed Interest Rates will be established annually.

  Declared Interest Rates in excess of any Guaranteed Interest Rates may be established periodically by HLIC. These rates may apply to some or all of the values under the General Account Option for periods of time determined by HLIC. For example, HLIC could determine to declare an interest rate in excess of the otherwise applicable Guaranteed Interest Rate(s) for a nine month period and which applied only to Participants' individual account values attributable to Contributions received in a particular time period. The rates of interest credited will affect Participants' Individual Account Values (See, "Participants' Individual Account Values," Page ___) and are used to determine amounts payable upon termination of the contracts (See, "Surrenders - Contract Termination," Page _____). Notification in writing of the Declared Interest Rate, and the values to which it will apply, will be provided by HLIC.


  The Declared and Guaranteed Interest Rates are compounded, i.e., all interest earned is credited daily from the date of deposit into the General Account. If a Contract Owner pays in during the course of a year, those payments would earn the same Declared or Guaranteed Interest Rate whether you invested on January 1 or December 31 of the same year. The difference is the January 1 payment would receive three hundred and sixty-five (365) days of the Declared or Guaranteed Interest Rates and the December 31 payment receives one (1) day.

  HLIC has no specific formula for determining the rate of interest that it will establish as Declared Interest Rates or Guaranteed Interest Rates in the future. However, their determination will be reflective of interest rates available on the types of debt instruments in which HLIC intends to invest the proceeds attributable to the General Account Option (see, "Investments by HLIC," Page ___). In addition, HLIC's management may also consider various other factors in determining Declared and Guaranteed Interest Rates for a given period, including, regulatory and tax requirements; sales commission and administrative expenses borne by HLIC; general economic trends; and competitive factors. HLIC'S MANAGEMENT WILL MAKE THE FINAL DETERMINATION AS TO ANY DECLARED INTEREST RATES AND ANY GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE. WE CANNOT PREDICT NOR CAN WE GUARANTEE THE RATES OF ANY FUTURE DECLARED INTEREST OR OF ANY GUARANTEED INTEREST RATES IN EXCESS OF THE CONTRACTUALLY GUARANTEED RATE.

  3.    PARTICIPANTS' INDIVIDUAL ACCOUNT VALUES

  Participants' Individual Account values held under the General Account Option are credited with interest at rates at least equal to the applicable Guaranteed Interest Rates. Contributions are credited to Participants' Individual Accounts, and begin earning interest, the day HLIC receives the Contribution at its Home Office. Interest is credited to Participants' Individual Account values daily.

  4.   TRANSFERS FROM THE GENERAL ACCOUNT OPTION

  The Contract Owner may make transfers of Participants' Individual Account values held in the General Account Option to one or more of the Separate Account options under the contract. The charges for transfers are described in the contract prospectus which accompanies this Prospectus. No deduction is made for Contingent Deferred Sales Charges when a transfer is made. All transfers will be made on a last in, first out basis; that is, that portion of the Participant's Individual Account attributable to older Contributions or transfers will be transferred only after the portion attributable to the most recent Contribution or transfer has been transferred.

  This right to transfer values is subject to HLIC's right to limit any such transfer in any Calendar Year, to one-sixth (1/6) of the Participant's Individual Account value under the General Account Option under the contract as of the end of the preceding Calendar Year. (See also "Surrenders," Page ___.)

  Transfers of assets presently held in the General Account, or which were held in the General Account at any time during the preceding three (3) month period, to the Money Market Fund Account or to the U.S. Government Money Market Fund Account are prohibited. Similarly, transfers of assets presently held in the Money Market Fund Account or U.S. Government Money Market Fund Account, or which were held in either of these two (2) Accounts or the General Account during the preceding three (3) months, to the General Account are prohibited.

  5.   TRANSFERS TO THE GENERAL ACCOUNT OPTION

  Participants' Individual Account values in a Separate Account may be transferred to the General Account Option at any time. The charges for transfers are described in the contract prospectus which accompanies this Prospectus. No deduction is made for Contingent Deferred Sales Charges when a transfer is made. Such transfers will be treated like contributions to the General Account Option on the date of such transfer.

  6.   SURRENDERS

     (a)  GENERAL

     Subject to the termination provisions described below, the Contract Owner may request a full or partial surrender of Participants' Individual Account values at any time. However, if the sum of all surrenders and transfers from the General Account Option in a Calendar Year, including the currently requested surrender, exceeds one-sixth (1/6th) of the aggregate values held in the General Account Option under the contract at the end of the preceding Calendar Year, HLIC reserves the right to defer surrenders in excess of the limit to the next Calendar Year. At such time, unless HLIC is directed in writing otherwise, deferred surrenders will be made in the order originally received up to the limit, if applicable. This method will be used until all surrenders have been satisfied.

     (b) PAYMENT OF FULL OR PARTIAL SURRENDERS (PARTICIPANT'S INDIVIDUAL ACCOUNT ONLY)

     In the event of a partial surrender of a Participant's Individual Account, HLIC will pay the requested value less any applicable Contingent Deferred Sales Charge. All partial surrenders of a Participant's Individual Account will be made on a last in, first out basis; that is, that portion of the Participant's Individual Account attributable to his most recent Contribution (or transfer) will be surrendered first. In the event of a full surrender of a Participant's Individual Account, HLIC will pay the account value less any applicable Premium Tax not previously deducted, the Annual Policy Fee and applicable Contingent Deferred Sales Charges.


     The applicable Contingent Deferred Sales Charges, depending on which of the three separate group variable annuity contracts involved, are as follows: (1) a deduction for the Contingent Deferred Sales Charges is made if there is any surrender of contract values during the first 15 Participant Contract Years. During the first 8 years, a maximum deduction of 5% will be made against the full amount of the surrender; during the next 7 years, a maximum deduction of 3% will be made against the full amount of the surrender, (2) a deduction for the Contingent Deferred Sales Charges is made if there is any surrender of contract values during the first 12 Participant Contract Years. During the first 6 years, a maximum deduction of 7% will be made against the full amount of the surrender; during the next 6 years, a maximum deduction of 5% will be made against the full amount of the surrender and (3) a deduction for Contingent Deferred Sales Charges is made if there is any surrender of contract values during the first 12 Participant Contract Years. During the first 6 years, a maximum deduction of 5% will be made against the full amount of any such surrender; during the next 2 years, a maximum deduction of 4% will be made against the full amount of any such surrender; during the next 2 years, a maximum deduction of 3% will be made against the full amount of any such surrender; during the next 2 years, a maximum deduction of 2% will be made against the full amount of any such surrender. Such charges will in no event exceed 8.5% where applied as a percentage against the sum of all Contributions to a Participant's Individual Account.
     Please consult the Prospectus for the related group variable annuity contract and the Separate Account for applicable Contingent Deferred Sales Charges.


     (c)  CONTRACT TERMINATION (CONTRACT OWNERS ONLY)

     If the Contract Owner requests a full surrender of the contract or of all contract values held in the General Account Option, the Contract Owner may select one of the two optional methods of payment, as described below.

     The terms utilized have the following meanings:

     i = the rate of interest (expressed as a percent, e.g. .05 = 5%) to be credited, subject to a minimum rate of 0% and a maximum rate of B%.

     A = The weighted average interest rate (expressed as a decimal, e.g. 1% = .01) being credited under the General Account Option as of the date of termination.

     B = The average yield (expressed as decimal, e.g. 1% = .01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new Long Term Public Utilities rated Aa by Moody's Investors Services and the Salomon Brothers weekly Index of Current Coupon 30 year Federal National Mortgage Association Securities, or their equivalents.

     (i)  BOOK VALUE SPREAD OPTION (PERIODIC PAYMENT NOT TO EXCEED FIVE (5)
     YEARS):

     Under this option, HLIC will pay an amount equal to the contract values held in the General Account Option less applicable Premium Taxes, any Annual Policy Fee and applicable Contingent Deferred Sales Charges. HLIC reserves the right to make such payment in level annual installments over a period not to exceed five (5) years from the date of the request, in which event interest will be credited on the unpaid balance at a rate per annum produced by the following formula:

                            i = (A - 2(B - A)) - .005

     Example: If A = 6% and B = 7%, then interest on the unpaid balance would be paid at a rate of (.06 -2(.07-.06)) - .005 or 3.5 %

     This formula may result in an interest rate which is less than the weighted average interest rate being credited under the General Account Option as of the date of termination.

     (ii)  MARKET VALUE LUMP SUM OPTION:

     Under this option, HLIC will pay a lump sum amount equal to the contract values held in the General Account Option, less any applicable Contingent Deferred Sales Charges, Annual Policy Fee, and Premium Taxes multiplied by the appropriate market value factor. The amount payable on surrender may be adjusted down by application of the market value adjustment. This market value factor is determined as follows:

     (a) if B is greater than A, the market value factor equals 1 -(6 (B-A)) or,

     (b)  if A is greater than B, the market value factors equals 1.00

     Example: If A = 7% and B = 9%, then the market value factor would be 1 - (6 (.09 - .07) = .88.

     Under this option, it is possible that the amount payable on surrender would be more or less than your contribution(s).

     Additional examples of both optional methods of payment are contained in Appendix A, Page ___.

B.   ANNUITY PERIOD

  Annuity payments will normally be made within fifteen business days after the receipt of claim for settlement or any other later specified date, and subsequent payments will be made periodically on the anniversaries of the first payment.

  The prospectus for the contract and the Separate Account options describes more fully the Annuity Period and annuity options under the contracts. It should be noted, however, that once fixed Annuity payments have commenced, no surrender of the annuity benefit can be made for the purpose of receiving a lump sum settlement in lieu thereof.

                               INVESTMENTS BY HLIC

General Account assets of HLIC must be invested in accordance with the requirements established by applicable state laws regarding the nature and quality of investments that may be made by life insurance companies and the percentage of their assets that may be committed to any particular type of investment. In general, these laws permit investments, within specified limits and subject to certain qualifications, in federal, state, and municipal obligations, corporate bonds, preferred and common stocks, real estate mortgages, real estate and certain other investments. (See page ____ for percentage breakdown of recent investments of HLIC.) All General Account assets of HLIC would be available to meet HLIC's guarantee under the General Account Option. The proceeds from the General Account Option will become part of HLIC's general assets and are available to fund the claims of all classes of customers of HLIC.

In establishing Guaranteed and Declared Interest Rates, HLIC intends to take into account the yields available on the instruments in which it intends to invest the assets attributable to the contracts. (See, "Establishment of Guaranteed Interest Rates and Declared Interest Rates," Page ___.) HLIC's investment strategy with respect to the assets attributable to the General Account Option under the contracts will generally be to invest in investment-grade debt instruments including:

Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

Debt securities which have investment grade, at the time of purchase, within the four highest grades assigned by Moody's Investors Services, Inc. (Aaa, Aa, A or
Baa), Standard & Poor's Corporation (AAA, AA, A or BBB) or any other nationally recognized rating service.

Other debt instruments, including but not limited to, issues of or guaranteed by banks or bank holding companies and of corporations, which obligations, although not rated by Moody's or Standard & Poor's, are deemed by HLIC's management to have an investment quality comparable to securities which may be purchased as stated above.

WHILE THE FOREGOING GENERALLY DESCRIBES OUR INVESTMENT STRATEGY, WE ARE NOT OBLIGATED TO INVEST THE ASSETS ATTRIBUTABLE TO THE CONTRACTS ACCORDING TO ANY PARTICULAR STRATEGY, EXCEPT AS MAY BE REQUIRED BY CONNECTICUT AND OTHER STATE INSURANCE LAWS AND WE HAVE THE RIGHT TO ALTER THIS EXPECTED STRATEGY, CONSISTENT WITH APPLICABLE LAW.


                            DISTRIBUTION OF CONTRACTS

Hartford Equity Sales Company, Inc. ("HESCO") currently serves as Principal Underwriter for the securities issued with respect to the Separate Account. Hartford Securities Distribution Company, Inc. ("HSD") will replace HESCO as principal underwriter upon approval by the Commission, the National Association of Securities Dealers, Inc. ("NASD") and applicable state regulatory authorities.

Both HESCO and HSD are wholly-owned subsidiaries of Hartford Life Insurance Company. The principal business address of HESCO and HSD is the same as Hartford Life Insurance Company.

The securities will be sold by salespersons of HESCO, and subsequently, HSD, who represent HLIC as insurance and Variable Annuity agents and who are registered representatives or Broker-Dealers who have entered into distribution agreements with HESCO, and subsequently HSD.

HESCO is registered with the Commission under the Securities and Exchange Act of 1934 as a Broker-Dealer and is a member of the NASD. HSD will be registered with the Commission under the Securities Exchange Act of 1934 as a Broker-Dealer and will become a member of the NASD.

                        FEDERAL INCOME TAX CONSIDERATIONS

A.   TAXATION OF HLIC


  HLIC is taxed as a life insurance company under Part I of Subchapter L of Chapter 1 of the Internal Revenue Code ("Code"). The assets underlying the General Account Option under the contracts will be owned by HLIC. The income earned on such assets will be HLIC's income.


B. INFORMATION REGARDING DEFERRED COMPENSATION PLANS FOR STATE AND LOCAL GOVERNMENTS

  The tax treatment of contributions and distributions is briefly described in the accompanying prospectus for the contract.

THE COMPANY

A.   BUSINESS OF HARTFORD LIFE

Hartford Life Insurance Company (the Company or HLIC) covers the insurance and retirement needs of millions of Americans. HLIC has been among the fastest-growing major life insurance companies in the United States for the past several years as measured by assets. HLIC's total assets of $47.8 billion at December 31, 1994, include 28.1% of fixed maturities and 47.6% of separate accounts with the remainder representing stocks, cash, mortgage loans, policy loans, reinsurance recoverables and other assets. HLIC is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 2,000 stock, mutual and other types of insurers in the life insurance business in the United States. In the July 1994 edition of BEST'S REVIEW, Life-Health Insurance magazine, HLIC ranked 14th among all life insurance companies in the United States based upon total assets. AM Best assigned HLIC its highest ranking classification, A++, as of December 31, 1993.

The Company was organized in 1902 and is incorporated under the laws of the State of Connecticut. It is ultimately a wholly-owned subsidiary of Hartford Fire Insurance (Hartford Fire) Company which is a subsidiary of ITT Hartford Group, Inc., a wholly-owned subsidiary of ITT Corporation. HLIC is the parent of ITT Hartford Life and Annuity Insurance Company (ILA), formerly ITT Life Insurance Corporation, and ITT Hartford International Life Reassurance Corporation (HLR), formerly American Skandia Life Reinsurance Corporation, which was purchased in 1993.

The reportable segments and product groups of HLIC and its subsidiaries are:

INDIVIDUAL LIFE AND ANNUITIES

- -    Individual Life
- -    Fixed and variable retirement annuities

ASSET MANAGEMENT SERVICES

- -    Group Pension Plans products and services
- -    Deferred Compensation Plans products and services
- -    Structured Settlements and lottery annuities

SPECIALTY

- -    Corporate Owned Life Insurance (COLI) and HLR

Additionally, the Company has an Employee Benefits segment (EBD) which markets group life, group short and long term managed disability, stop loss and supplementary medical coverage to employers and employer-sponsored plans. It also offers voluntary AD&D, travel and special risk coverage primarily to associations. EBD also offers disability underwriting administration and claims processing services to other insurers and self-insured employer plans. These products are sold through brokers, licensed agents and Third Party Administrators through an internal sales force. The markets for group life and disability are highly competitive based on price and quality of services. All of this business is reinsured to HLIC's parent, Hartford Life and Accident Insurance Company (HLA).

INDIVIDUAL LIFE AND ANNUITIES (ILAD)

HLIC is a leader in the annuity marketplace, selling both variable and fixed products through a wide distribution of broker-dealers, financial and other institutions. HLIC ranks number one in the individual variable annuities market with a 9.6% share per VARDS (Variable Annuity Research and Data Service) at the end of 1994, excluding Teachers Insurance Annuity Association and College Retirement Equities Fund (TIAA and CREF). The individual annuity market is highly competitive with insurance companies and other financial institutions selling these products. Selection depends on fund performance, an array of fund and product options, product design, credited rates and a company's financial strength ratings.

Company earns fees for managing these assets and maintaining policyholders' accounts. The HLIC policyholder has a variety of fund and product choices, some of which are managed internally; however, most of the HLIC's investment funds are managed by Wellington Management Company, Putnam or Dean Witter.

Sales reached $7.0 billion in 1994 bringing assets under management to $20.1 billion as of December 31, 1994. Of the total assets under management, $13.1 billion relate to variable annuities with $11.6 billion of these assets held in separate accounts where the policyholder selects the investment vehicle and bears the risk of asset performance, and $1.5 billion represents the fixed option assets that are held in the general accounts. The remaining $7.0 billion of the individual annuity assets under management are in guaranteed separate accounts. The guaranteed separate account's products offer fixed rate guarantees if held to maturity, but are market value adjusted, the majority of which have no minimum guarantees should policyholders withdraw early. The guaranteed rates, when held to maturity, range from 3% to 12% with durations from one to ten years. These guarantees are supported by the general account of HLIC. Deposits to these fixed and variable annuity accumulation accounts are subject to withdrawal restrictions and to surrender charges which dissipate on a sliding scale, usually within seven years. Fixed and variable annuity policyholder reserves are held at account value. The minimum death benefit associated with some 1994 annuity sales was reinsured to a third party. Guaranteed contractholders' account balances are held at book value with amounts held for deferred expenses.

Individual Life products include: universal life, traditional and interest sensitive whole life, term, modified guaranteed life, and variable life. These products are primarily sold through life professionals, broker-dealers, and property-casualty agents, assisted by HLIC's own sales offices or other marketing groups. The Company competes primarily in the up-scale estate and business planning markets. Significant competition comes from large, financially strong insurers based on price, credit quality, and quality of distribution systems. Some of these products permit borrowing against the accumulated cash surrender value of the policy. As of December 31, 1994, the outstanding policy loan balance on individual life policies was $227 million. Interest rates on policy loans ranged from 6% to 8%. Investment income earned on outstanding policy loans was $12.4 million for the year ended December 31, 1994. Universal life and interest sensitive whole life reserves are set equal to premiums collected, plus interest credited, less charges. Other fixed death benefit reserves are based on assumed investment yield, persistency, mortality and morbidity per commonly used actuarial tables, expenses, and margins for adverse deviation. HLIC reinsures all individual life business written by HLA. The maximum retention on any one individual life is $1 million.

ASSET MANAGEMENT SERVICES (AMS)
This segment offers retirement products and services to employer groups marketed to plan administrators through a direct sales force, assisted by home office personnel. This includes managing assets and acting as plan administrator for plans qualified under sections 401, 403 and 457 of the Internal Revenue Code. The segment markets some products for which the investments and reserves are held in separate accounts. The separate account assets as of December 31, 1994 totaled $2.8 billion. The separate account options were expanded to include funds managed by Fidelity. Other options include 20th Century funds and HLIC's own funds which are managed by Wellington Management Group or are internally managed. Investment performance relative to non-guaranteed separate account products is borne by the participants. For Group Pension products and services, competition is significant from a number of financial institutions, including other insurance companies, based on rate and credit quality. HLIC has positioned itself to enhance its competitive position in the 401k full service and group tax deferred annuity markets. This Section 457 plan market place is a closed market for which growth is primarily through takeover business from competing companies and through increased contributions from existing participants.

The most significant product type in this segment is the guaranteed rate contract (GRC) which represents $7.0 billion out of $13.7 billion of invested assets under management (including separate accounts) for the entire segment. GRC's offer fixed or indexed rates that are guaranteed for a specified period. The remaining $6.7 billion represent assets managed for the various IRS qualified plans and other pension plan products. Credited rates for these product vary with interest rate conditions. The related policyholder liabilities are held at account value with amounts held for deferred expenses.

SPECIALTY
Individual and group corporate owned life insurance (COLI) products are sold through a marketing company in which Hartford Life & Accident owns a 60% interest. Marketing for COLI is also done through HLR, a wholly owned subsidiary of HLIC. As of December 31, 1994, the policy loans outstanding were $2 billion. Investment income from these loans totaled $299 million during 1994. A significant portion of the COLI business is reinsured with third party companies. Policy reserves are at gross cash surrender value; however, the Company has the right of offset against outstanding policy loans. Therefore, the net amount of risk relative to these policies is minimal. HLIC earns fees for management and cost of insurance. Policyholders may receive dividends based on experience. The Company began offering a new COLI product in 1994 for which the investments and liabilities are held in a separate account. No policy loans are permitted under this product and the policy owner bears the investment risks.

B.   SELECTED FINANCIAL DATA

The following selected financial data for HLIC, its subsidiaries and affiliated companies should be read in conjunction with the consolidated financial statements and notes thereto included in this Prospectus beginning on page ____.

                         HARTFORD LIFE INSURANCE COMPANY
                              STATEMENTS OF INCOME
     For the Years Ended December 31, 1994, 1993, 1992, 1991, 1990, and 1989
                                  (In Millions)

                                    1994      1993      1992      1991      1990      1989
                                    ----      ----      ----      ----      ----      ----
REVENUES
Premiums and other
considerations                    $1,100     $ 747     $ 259      $158      $106       $60

Net Realized Gains                     7        16         5        11         8         0

Net Investment income              1,292     1,051       907       753       604       462
                                   -----     -----       ---       ---       ---       ---
                                   2,399     1,814     1,171       922       718       522
                                   -----     -----     -----       ---       ---       ---

BENEFITS, CLAIMS AND EXPENSES

Benefits, claims and claim
adjustment expenses                1,405     1,046       797       689       558       426

Amortization of deferred
policy acquisition costs             145       113        55        40        29        15

Dividend to Policyholders            419       227        47         1         1         1

Other insurance expenses             227       210       138        96        64        55
                                     ---       ---       ---        --        --        --
                                   2,196     1,596     1,037       826       652       497
                                   -----     -----     -----       ---       ---       ---

INCOME BEFORE INCOME TAX             203       218       134        96        66        25

INCOME TAX                            65        75        45        32        21        10
                                     ---       ---       ---       ---       ---       ---

Income Before Cumulative
Effect of Changes in
Accounting Principles                138       143        89        64        45        15

Cumulative effect of changes
in accounting principles net
of tax benefits of $7                  0         0       (13)        0         0         0
                                     ---       ---       ---       ---       ---       ---

NET INCOME                         $ 138     $ 143    $   76     $  64     $  45       $15
                                   -----     -----    ------     -----     -----       ---

C. Management's Discussion and Analysis of Financial Condition and Results of Operations (Dollar Amounts in Millions)

     1.    RESULTS OF OPERATIONS

       1994 COMPARED TO 1993

            MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
                          (DOLLAR AMOUNTS IN MILLIONS)

                                             ILAD               AMS            Specialty           Total
                                         1994     1993     1994     1993     1994     1993     1994     1993
                                         ----     ----     ----     ----     ----     ----     ----     ----
Revenues                                 $691     $595     $789     $794     $919     $425   $2,399   $1,814
Benefits, claims expenses and taxes       595      511      765      748      901      412    2,261    1,671
                                         ----     ----     ----     ----     ----     ----   ------   ------
NET INCOME                               $ 96     $ 84     $ 24     $ 46     $ 18     $ 13   $  138   $  143
                                         ----     ----     ----     ----     ----     ----   ------   ------

     INDIVIDUAL LIFE & ANNUITY (ILAD)

     ILAD is the largest of HLIC's segments in terms of assets under management and net income. The annuity line continues to be a leader in the industry (see business section). In 1994, the segment assumed life and annuity policies from Pacific Standard Life Insurance Company, adding $219 million of annual life premiums and $181 million of annuity assets. In 1993, ILAD assumed $3.2 billion in fixed and variable annuity assets and $.9 billion of modified guaranteed life insurance from Fidelity Bankers Life Insurance Company. The significant growth from these assumptions along with new deposits from fixed and variable annuity sales of $7.0 billion in 1994 and $4.2 billion in 1993 increased assets under management, but are not reported as revenues. The management and maintenance fees and cost of insurance associated with this growing policyholder base were the source of ILAD's increased revenues and net income. The growth in this segment has caused the ratio of benefits, claims and expenses to average assets under management has declined from 3.6% in 1993 to 2.6% in 1994.

     ASSET MANAGEMENT SERVICES (AMS)
     Sales in the AMS segment have been strong relative to its competitors. Market share has grown in its key products. Consistent with industry experience, 1994 investment income declined due to interest rate drops which occurred through the latter part of 1993. This particularly impacted the GRC line which experienced prepayments in excess of expectations. Though most of the underlying mortgage-backed securities for GRC were PAC CMO's (planned amortization class collateralized mortgage obligations) which fall into the lower end of the investment risk spectrum for this investment class, offering some prepayment protection and less market volatility, the portfolio was not completely insulated, which contributed to the drop in net income in 1994.

     Although income for this line will continue to be impacted from these prepayments, hedging strategies are in place that limit volatility against future interest rate movements.

     SPECIALTY
     Specialty is growing in size from revenue and net income perspectives relative to the total Company and in comparison to the prior year. The segment assumed a large block of COLI business in 1994. Life insurance in force has grown from this assumption and from new sales to $39.5 billion in 1994 from $16.7 billion in 1993. HLIC's Specialty segment is one of the industry's leading underwriters and reinsurers of COLI products.

     1993 COMPARED TO 1992

     Income before cumulative effect of changes in accounting principles of $143 in 1993 increased $54 over 1992 primarily due to earnings on an increased asset base from fixed and variable annuities sold. These products are sold in the individual life and annuity and group pension (principally guaranteed investment Contracts) lines of business.

     Premiums and other revenue considerations of $747 increased $488 or 188.4% over 1992. This increase principally reflects an increased level of account charge revenues from the COLI line of business ($236), assumed from Mutual Benefit Life (MBL), as well as from continued expansion of the Company's individual life and annuity lines of business and the business assumed from HLA in 1992 ($245). Net investment income of $1,051 increased $144 or 15.9% over 1992 as a result of a larger investment base from increased group pension, variable annuity and universal life deposit premiums and COLI policy loans.

     Benefits, claims and claim adjustment expenses of $1,046 increased $249, or 31.2%, over 1992. This increase was primarily a result of increased interest credited to policyholders accounts in the group pension, COLI, individual annuity and universal life lines of business. Amortization of deferred policy acquisition costs of $113 increased $58 or 105.5% principally due to growth in the individual life and annuity and universal life lines of business. Dividends to policyholders reflects the assumption of the COLI business from Mutual Benefit (November 1992), which was written on a participating basis. Prior to the assumption, the Company had minimal participating individual business in force. Other insurance expenses of $210 increased $72 or 52.2% primarily as a result of continued expansion in the life and annuity lines, as well as the life business assumed from HLA in 1992.

     During 1993, the Company's asset base of $38,286 increased 44.0% over the prior year for the reasons discussed above.

     For segment information, see Note 6 of Notes to Consolidated Financial Statements.

  2.    SEGMENT INFORMATION

     For segment information, see Note 8 of Notes to Consolidated Financial Statements.

D.   REINSURANCE

For a discussion of the Reinsurance of HLIC's life insurance risk, see Section
A. "Business of Hartford Life"  page ___.

E.   RESERVES

In accordance with the insurance laws and regulations under which HLIC operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life insurance contracts and reserves for its universal life and investment contracts. Reserves for life insurance contracts are based on mortality and morbidity tables in general use in the United States modified to reflect Company experience. These reserves are computed at amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet HLIC's policy obligations at their maturities or in the event of an insured's death. Reserves for universal life insurance and investment products represent policy account balances before applicable surrender charges. In the accompanying financial statements these life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory requirements.

F.    INVESTMENTS

Consistent with the nature of the Company's policyholder obligations, invested assets are primarily intermediate to long-term taxable fixed maturity investments and collaterized mortgage obligations (CMO's). The majority of the investment income earned in the Company's investment portfolios is credited to policyholders (group pension contractholders and individual life and annuity policyholders). The investment objective is to maximize after-tax yields consistent with acceptable risk while maintaining appropriate liquidity and matching policyholder liabilities.

Investments in fixed maturities include bonds which are carried at fair market value. Significant portfolio activity may occur to match contract obligations and not for the purpose of trading. The impact on net income and portfolio yields as a result of these sales has not been significant. The net unrealized after-tax loss on securities was $654 million at December 31, 1994.

G.   COMPETITION

HLIC is engaged in a business that is highly competitive because of the large number of stock and mutual life insurance companies and other entities marketing insurance products. There are approximately 2,000 stock, mutual and other types of insurers in the life insurance business in the United States.

In the July 1994 edition of BEST'S REVIEW, Life-Health Insurance magazine, HLIC ranked 14th among all life insurance companies in the United States based upon total assets. A.M. Best Insurance Reports assigned HLIC its highest classification, A++, as of December 31, 1993.

H.   EMPLOYEES

As of December 31, 1994, HLIC and its parent HLA have 3,481 direct employees, 1,872 of whom are employed at its Home Office in Simsbury, Connecticut, and 1,609 of whom are employed at various branch offices throughout the United States and elsewhere. ILA employs 481 people in Minneapolis, Minnesota and HLR has 19 employees in Westport, Connecticut.

I.   PROPERTIES

HLIC occupies office space leased by Hartford Fire. Expenses associated with these offices are allocated on a direct and indirect basis to the Life subsidiaries of Hartford Fire.

J.   STATE REGULATION

The insurance business of HLIC is subject to comprehensive and detailed regulation and supervision throughout the United States. The laws of the various jurisdictions establish supervisory agencies with broad administrative powers with respect to licensing to transact business, overseeing trade practices, licensing agents, approving policy forms, establishing reserve requirements, fixing maximum interest rates on life insurance policy loans and minimum rates for accumulation of surrender values, prescribing the form and content of required statutory financial statements and regulating the type and amounts of investments permitted. Each insurance company is required to file detailed annual reports with supervisory agencies in each of the jurisdictions in which it does business and its operations and accounts are subject to examination by such agencies at regular intervals. In the accompanying financial statements, insurance reserves are determined in accordance with generally accepted accounting principals, which may vary from statutory requirements.

In addition, several states, including Connecticut, regulate affiliated groups of insurers, such as HLIC, under insurance holding company legislation. Under such laws, intercompany transfers of assets and dividend payments from insurance subsidiaries may be subject to prior notice or approval, depending on the size of such transfers and payments in relation to the financial positions of the companies.

The National Association of Insurance Commissioners (NAIC) has recently developed new model solvency laws that relate an insurance company's capital requirements to the risks inherent in its overall operations. These new rules are known as Risk Based Capital (RBC). As of December 31, 1994, the Company exceeds the RBC standards.

Although the federal government does not directly regulate the business of insurance, federal initiatives often have an impact on the business in a variety of ways. Current and proposed federal measures which may significantly affect the insurance business include removal of barriers preventing banks from engaging in the insurance business, limits to medical testing for insurability, tax law changes affecting the taxation of insurance companies, the tax treatment of insurance products and its impact on the relative desirability of various personal investment vehicles and proposed legislation to prohibit the use of gender in determining insurance and pension rates and benefits.

In accordance with the insurance laws and regulations under which HLIC operates, it is obligated to carry on its books, as liabilities, actuarially determined reserves to meet its obligations on its outstanding life insurance contracts and reserves for its universal life and investment contracts. Reserves for life insurance contracts are based on mortality and morbidity tables in general use in the United States modified to reflect Company experience. These reserves are computed at amounts that, with additions from premiums to be received, and with interest on such reserves compounded annually at certain assumed rates, will be sufficient to meet HLIC's policy obligations at their maturities or in the event of an insured's death. Reserves for universal life insurance and investment products represent policy account balances before applicable surrender charges. In the accompanying financial statements these life insurance reserves are determined in accordance with generally accepted accounting principles, which may vary from statutory requirements.

                        EXECUTIVE OFFICERS AND DIRECTORS




                                                               OTHER BUSINESS
                                                            PROFESSION, VOCATION
                                                              OR EMPLOYMENT FOR
                            POSITION WITH HLIC,             PAST 5 YEARS; OTHER
NAME, AGE                   YEAR OF ELECTION                    DIRECTORSHIPS
- ---------                   ------------------              ---------------------
Louis J. Abdou              Vice President, 1987            Vice President (1987-Present),
52                                                          Hartford Insurance Company.

David H. Annis,             Vice President, 1994            Vice President (1994-Present);
43                                                          Assistant Vice President (1986-1994).

Paul J. Boldischar,         Vice President,                 Senior Vice President and Jr.,
53                          1992                            Director, Operations ITT Hartford Life
                                                            and Annuity Insurance Company, 1994;
                                                            Senior Vice President and Director of
                                                            National Service Center, ITT Life
                                                            Insurance Corporation (1987-1992).

Wendell J. Bossen           Vice President, 1992**          President (1992-Present), International
61                                                          Corporate Marketing Group, Inc.; Executive
                                                            Vice President (1984-1992), Mutual Benefit.

Peter W. Cummins            Vice President, 1989            Vice President,Individual Annuity
57                                                          Operations (1989-Present), Hartford Life
                                                            Insurance Company.

Julianna B. Dalton          Vice President, 1992            Vice President, (1992-Present);
39                                                          Assistant Vice President, (1989-1992);
                                                            Director of Research, (1987-1989) Hartford
                                                            Life Insurance Company.


                                      -32-


Ann M. deRaismes            Vice President, 1994            Vice President, (1994) Assistant Vice
44                                                          President (1992-1994); Director of Human
                                                            Resources (1991-Present); Assistant Director
                                                            of Human Resources (1987-1991), Hartford Life
                                                            Insurance Company.

Allen J. Duoma, M.D.        Medical Director,               Medical Director (1993-Present),
49                          1993                            Employee Benefits Division, Hartford
                                                            Life Insurance Company; Medical Director
                                                            (1990-1993), Travelers' Managed Disability
                                                            Services; Medical Director (1988-1990),
                                                            Center for Corporate Health.

Donald R. Frahm             Chairman and Chief              Chairman and Chief Executive Officer
63                          Executive Officer,              of the Hartford Insurance Group
                            1988                            (1988-Present).

Bruce D. Gardner            General Counsel, 1991           General Counsel Corporate Secretary
44                          and Coporate Secretary          (1991-Present) Corporate Secretary (1988-
                                                            Present); Associate General Counsel (1988-1991);
                                                            Counsel, (1986-1988) Hartford Life Insurance Company.

Joseph H. Gareau            Executive Vice President        Executive Vice President and Chief
47                          and Chief Investment            Investment Officer, (1993-Present),
                            Officer, 1993                   Hartford Life Insurance Co.; Senior Vice President
                                                            and Chief Investment Officer (1992-1993), ITT Hartford's
                                                            Property-Casualty Companies.

J. Richard Garrett          Vice President, 1988            Vice President and Treasurer (1988-
49                          & Treasurer                     Present), Hartford Insurance Group.


                                      -33-


John P. Ginnetti            Executive Vice                  Executive Vice President, 1994;
48                          President and Director          Senior Vice President, (1988-1994);
                            Asset Management                General Counsel and Corporate Secretary
                                                            Services, 1994 of Hartford Life Insurance
                                                            Company (l982-1988).

Lois W. Grady               Vice President, 1993            Vice President, (1993-Present);
50                                                          Assistant Vice President (1988-1993),
                                                            Hartford Life Insurance Company.

David A. Hall               Senior Vice President           Senior Vice President and Actuary of
40                          and Actuary, 1992               Hartford Life Insurance Company (1992-Present).

Joseph Kanarek              Vice President, 1991            Vice President (1991-Present);
47                                                          Director (1992-Present),
                                                            Hartford Life Insurance Company.

Kevin L. Kirk               Vice President, 1992            Vice President (1992-Present);
43                                                          Assistant Vice President; Assistant
                                                            Director (1985-1992), Asset Management
                                                            Services, Hartford Life Insurance Company
                                                            (1985-1992).

Andrew W. Kohnke            Vice President, 1992            Vice President
36                                                          (1992-Present);
                                                            Assistant Vice President
                                                            (1989-1992); Investment
                                                            Officer (1987-1989), Hartford
                                                            Life Insurance Company.

Steven M. Maher             Vice President and              Vice President and Actuary
40                          Actuary, 1993                   (1993-Present); Assistant
                                                            Vice President (1987-1993),
                                                            Hartford Life Insurance
                                                            Company.

William B. Malchodi,        Vice President and              Director of Taxes (1992-
Jr., 44                     Director of Taxes               Present), Hartford Insurance
                            1992                            Company.


                                      -34-


Thomas M. Marra             Senior Vice President           Senior Vice President,
36                          and Actuary, 1994               1994; Vice President (1989-
                            Director, ILAD                  1994); Director of Individual
                                                            Annuities (1991-Present);
                                                            Assistant Vice President
                                                            (1989); Actuary (1987-1989),
                                                            Hartford Life Insurance
                                                            Company.

David J. McDonald           Senior Vice President,          Senior Vice President and
58                          1986                            Director, Asset Management
                                                            Services (1986-Present); Vice
                                                            President (1980-1986),
                                                            Hartford Insurance Company.

Kevin A. North              Vice President, 1991            Vice President, Hartford
42                                                          Insurance Group and Director
                                                            of Real Estate (1991-Present);
                                                            Vice President and Deputy
                                                            Director of Real Estate
                                                            (1989-1991); Assistant Vice
                                                            President and Deputy Director
                                                            of Real Estate (1987-1989).

Joseph J. Noto              Vice President, 1989            Vice President
42                                                          (1989-Present),
                                                            Hartford Life Insurance
                                                            Company; Controller (1983-
                                                            1989), Personal Lines
                                                            Insurance Center; Vice
                                                            President (1986-1989),
                                                            Personal Lines Insurance
                                                            Center; Controller (1987-
                                                            1989), Personal Lines Market
                                                            Segment, Hartford Fire.

Leonard E. Odell,           Senior Vice President,          Senior Vice President (1994-
Jr., 49                     1994                            Present); Vice President
                                                            (1982-1994); Actuary (1976-
                                                            1982), Hartford Life
                                                            Insurance Company.


                                      -35-


Michael C.O'Halloran        Vice President &                Vice President & Senior
46                          Senior Associate                Associate General Counsel
                            General Counsel, 1988           and Director (1988-Present),
                                                            Law Department, Hartford Fire
                                                            Insurance Company.

Craig D. Raymond            Vice President and              Vice President and Chief
33                          Chief Actuary, 1994             Actuary, 1994; Vice President
                                                            and Actuary (1993-1994);
                                                            Assistant Vice President and
                                                            Actuary (1992-1993); Actuary
                                                            (1989-1992), Hartford Life
                                                            Insurance Company; Consultant,
                                                            Tillinghast/Towers Ferrin
                                                            (1988-1989).

Lowndes A. Smith            President and Chief             President and Chief
55                          Operating Officer, 1989         Operating Officer (1989-
                                                            Present), Hartford Life
                                                            Insurance Company; Senior
                                                            Vice President and Group
                                                            Controller; Vice President
                                                            and Group Controller
                                                            (1980-1987), Hartford
                                                            Insurance Group.

Edward J. Sweeney           Vice President, 1993            Vice President (1993-Present);
38                                                          Chicago Regional Manager
                                                            (1985-1993), Hartford Life
                                                            Insurance Company.

James E. Trimble            Vice President and              Vice President (1990-Present);
38                          Actuary, 1990                   Assistant Vice President
                                                            (1987-1990), Hartford Life
                                                            Insurance Company.

Raymond P. Welnicki,        Senior Vice                     Senior Vice President
46                          President, 1994                 1994, Vice President
                                                            (1993-Present) Hartford Life
                                                            Insurance Company; Board of
                                                            Directors, Ethix Corp., formerly
                                                            employed by Aetna Life & Casualty.


                                      -36-


James J. Westervelt,        Vice President and              Vice President and Group
47                          Group Controller, 1989          Controller, (1989-Present);
                                                            Assistant Vice President and
                                                            Assistant Controller (1983-
                                                            1989), Hartford Insurance
                                                            Group.

Lizabeth H. Zlatkus,        Vice President, 1994            Vice President (1994);
36                                                          Assistant Vice President
                                                            (1992-1994); Hartford Life
                                                            Insurance Company; formerly
                                                            Director, Hartford Insurance
                                                            Group.

Donald J.Znamierowski,      Vice President and              Vice President and Director
60                          Director of Strategic           of Strategic Operations,
                            Operations, 1994                1994; Vice President and
                                                            Comptroller (1986-1994);
                                                            Assistant Vice President and
                                                            Comptroller (1976-1986);
                                                            Director (1976-1986), Hartford Life
                                                            Insurance Company, Hartford Life &
                                                            Accident Insurance Company,
                                                            ITT Hartford Life & Annuity
                                                            Insurance Company, and Ally
                                                            Canada.


- ---------------------
* Denotes date of election to Board of Directors.
**ITT Hartford Affiliated Company.


                             EXECUTIVE COMPENSATION


Executive officers of Hartford Life Insurance Company also serve one or more affiliated companies of Hartford Life Insurance Company. Allocations have been made as to each individual's time devoted to his duties as an executive officer of HLIC. The following table shows the cash compensation paid, based on these allocations, to the Chief Operating Officer and top five executive officers of HLIC whose allocated compensation exceeds $100,000 and to all executive officers of HLIC as a group for services rendered in all capacities in HLIC during 1994. Directors of HLIC receive no compensation in addition to their compensation as employees of HLIC.



                              [SEE TABLE ATTACHED]


                                LEGAL PROCEEDINGS


The Company and its subsidiaries are involved in pending and threatened litigation in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate the ultimate liability arising from such pending or threatened litigation to have a material effect on the results of operations and financial position of the Company.


                                   EXPERTS


The financial statements of HLIC included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports thereto, and are included herein in reliance on the authority of said firm as experts in accounting and auditing.


S-1 Filing                                   Annual Compensation            Long Term Compensation
                                    ----------------------------------   -----------------------------------------------------------
                                                                         Restricted Stock    Options/      LTIP        All Other
        Name              Title       Salary ($)  Bonus ($)  Other ($)      Awards ($)       SARs (#)   Payouts($)    Compensation
        ----              -----       ---------   --------   --------       ---------        -------    ---------     ------------
Frahm, Donald R.    Chairman & CEO          41,872    20,720       102          0              0            0              0
Cummins, Peter W.   Vice President         119,802         0   219,814          0              0            0              0
Kanarek, Joseph     Vice President         167,122         0   133,163          0              0            0              0
Smith, Lowndes A.   President & COO        161,333    70,180       667          0              0            0              0
Marra, Thomas S.    Sr. Vice President     141,581         0    76,091          0              0            0              0


S-1 Filing                                                  Option Grants
              -------------------------------------------------------------------------------------------------
                                                                                   Potential Realizable Value
                                                                                     at Assumed Annual Rate
                                                                                  of Stock Price Appreciation
                                      % of Total                                    for Option Term (2)
              Number of Securities  Options Granted   Exercise                    ----------------------------
               Underlying Options    to Employees       Price          Expiration     5%               10%
                     Granted          in 1994 (1)      ($/shr)            Date        ($)              ($)
                     -------          ----------        -----             ----         --               --
Frahm, D.R.           2,738              0.1%          $84.00          10/13/2004         144,649       366,536
Cummins, P.            835               0.0%          $84.00          10/13/2004          44,113       111,781
Kanerek, J.            941               0.1%          $84.00          10/13/2004          49,713       125,972
Smith, L.A.          12,100              0.6%          $84.00          10/13/2004         639,243     1,619,827
Marra, T.M.           7,335              0.4%          $91.14          2/10/2004          420,425     1,065,365
                      2,684              0.1%          $84.00          10/13/2004         141,796       359,307


     (1) Based on total of 1,876,198 options granted to ITT employees during 1994.


     (2) At the end of the term of the options granted October 11, 1994, the projected price per share of ITT Common Stock would be $136.83 and $217.87 at an assumed annual appreciation rate of 5% and 10% respectively. The projected price per share of ITT Common Stock of the options granted February 8, 1994 would be $148.46 and $236.39 at an assumed appreciation rate of 5% and 10%, respectively.


               Aggregated Option/SAR Exercises In Last Fiscal Year
                          and FY-End Option/SAR Values
- --------------------------------------------------------------------------------

                                                                            Value of
                                                        Number of          unexercised
                                                       unexercised        in-the-money
                                                     options/SARs at     options/SARs at
                                                    fiscal year-end     fiscal year-end
                           Shares                  ---------------------------------------
                         Acquired on       Value      Exercisable/        Exercisable/
          Name           Exercise (#)    Realized     Unexercisable       Unexercisable
          ----           ------------    --------     -------------       -------------
Frahm, D.R.                   0              0              0                   0
Cummins, P.                   0              0              0                   0
Kanerek, J.                   0              0              0                   0
Marra, T.M.                   0              0              0                   0
Smith, L.A.                   0              0              0                   0

                                   APPENDIX A

MARKET VALUE LUMP SUM OPTION

If A is greater than B, the Market Value Adjustment factor equals 1.

If B is greater than A, the Market Value Adjustment factor equals 1 - (6(B-A))

WHERE:

        A = The weighted average interest rate (expressed as a decimal, e.g., 1% = .01) being credited under the General Account Option as of the date of termination.

        B = The average yield (expressed as a decimal, e.g. 1% = .01) for the month prior to the date of termination of the higher of the Salomon Brothers weekly index of new Long Term Public Utilities rated Aa by Moody's Investors Service and the Salomon Brothers weekly Index of Current Coupon 30 year Federal National Mortgage Association Securities, or their equivalents.

BOOK VALUE SPREAD OPTION

Interest to be credited on unpaid balance ("i") equals (A - 2(B-A)) - .005, where A and B are defined as above.

Examples of Contract Termination:    (ASSUMING A 5% CONTINGENT DEFERRED SALES
                                     CHARGE, AND NO POLICY FEES OR PREMIUM
                                     TAXES ARE APPLICABLE)


        INTEREST RATE CREDITED TO    ACTIVE LIFE FUND ATTRIBUTABLE
        CONTRIBUTIONS DEPOSITED      TO CONTRIBUTIONS DEPOSITED IN
        IN THE GIVEN YEAR            THE GIVEN YEAR
        ---------------------------  -----------------------------
1992           6.00%                        $  300,000
1993           6.50%                           600,000
1994           7.00%                           700,000

TOTAL          6.63%*                       $1,600,000


                                      -42-


*Total = the weighted average interest rate being credited on the date of termination ("A"). It is calculated as follows:

   300,000 x .06 + 600,000 x .065 + 700,000 x .07
   ----------------------------------------------
   300,000 + 600,000 + 700,000                         = .0663 = 6.63%

At termination the book value of the General Account Option portion of the Active Life Fund would be $1,600,000. This amount is reduced by Contingent Sales Charges of 5%, or $80,000. The remaining $1,520,000 would be payable under either Option 1 (Book Value Spread Option) or Option 2 (Market Value Lump Sum Option.)

Example 1          B = .09

If the Book Value Spread Option is selected, then the Book Value Spread rate of interest would equal (.0663 - 2 (.09 - .0663)) - .005 = .0139 or 1.39% and the
Contract Owner would receive six (6) annual payments (beginning immediately) of $262,153.80.

If the Market Value Lump Sum Option is selected, then the Market Value Factor is 1 - (6(.09 - .0663)) = .8578 and the payout would be $1,520,000 x .8578 =
$1,303,856.

Example 2          B = .07


If the Book Value Spread Option is selected, then the Book Value Spread rate of interest would equal 7% (the maximum value of i) and the Contract Owner would receive six (6) annual payments (beginning immediately) of $298,027.68.

If the Market Value Lump Sum Option is selected, then the Market Value factor would be 1 and the payment would be $1,520,000.

The assessment of Policy Fees, if any, will reduce the amount of the payment on contract termination.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Hartford Life Insurance Company and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Hartford Life Insurance Company (a Connecticut corporation and wholly-owned subsidiary of Hartford Life and Accident Insurance Company) and subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholder's equity and cash flow for each of the three years in the period ended December 31, 1994. These consolidated financial statements and the schedules referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are
free of material misstatement.   An audit includes examining, on a test basis,
evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hartford Life Insurance Company and subsidiaries as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles.

As discussed in the accompanying notes to the consolidated financial statements, the Company adopted new accounting standards promulgated by the Financial Accounting Standards Board, changing its methods of accounting, as of January 1, 1994, for debt and equity securities, and, effective January 1, 1992, for postretirement benefits other than pensions and postemployment benefits.

Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedules listed in the Index to Consolidated Financial Statements and Schedules are presented for purposes of complying with the Securities and Exchange Commission's rules and are not a required part of the basic consolidated financial statements. These schedules have been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic consolidated financial statements taken as a whole.



                                        ARTHUR ANDERSEN  LLP





Hartford, Connecticut
January 30, 1995

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
                                  (IN MILLIONS)


                                                 FOR THE YEARS ENDED DECEMBER 31,

                                                      1994      1993      1992
REVENUES:
Premiums and other considerations                   $1,100    $  747   $  259
Net investment income                                1,292     1,051      907
Net realized gains on investments                        7        16        5
                                                    ------    ------    ------
                                                     2,399     1,814    1,171

BENEFITS, CLAIMS AND EXPENSES:
Benefits, claims and claim
   adjustment expenses                               1,405     1,046      797
Amortization of deferred policy
    acquisition costs                                  145       113       55
Dividends to policyholders                             419       227       47
Other insurance expenses                               227       210      138
                                                    ------    ------    ------
                                                     2,196     1,596    1,037

INCOME BEFORE INCOME TAX AND
    CUMULATIVE EFFECT OF CHANGES IN
    ACCOUNTING PRINCIPLES                              203       218      134
Income tax expense                                      65        75       45
                                                    ------    ------    ------

INCOME BEFORE CUMULATIVE EFFECT OF
    CHANGES IN ACCOUNTING PRINCIPLES                   138       143       89

Cumulative effect of changes in
    accounting principles net of tax benefit of $7       -         -      (13)
                                                    ------    ------    ------

NET INCOME                                          $  138    $  143    $  76
                                                    ------    ------    ------
                                                    ------    ------    ------


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)

                                                           AS OF  DECEMBER 31,
                                                         1994           1993
                                                       --------       --------
            ASSETS

Investments:
Fixed maturities, available for sale, at fair
value in 1994 and at amortized cost in 1993
(amortized cost, $14,464  in 1994; fair
value, $12,845 in 1993)                                 $13,429        $12,597
Equity securities, at fair value                             68             90
Mortgage loans, at outstanding principal balance            316            228
Policy loans, at outstanding balance                      2,614          1,397
Other investments                                           107             40
                                                        -------        -------
                                                         16,534         14,352

Cash                                                         20              1
Premiums and amounts receivable                             160            327
Reinsurance recoverable                                   5,466          5,532
Accrued investment income                                   378            241
Deferred policy acquisition costs                         1,809          1,334
Deferred income tax                                         590            114
Other assets                                                 83            101
Separate account assets                                  22,809         16,284
                                                        -------        -------
                                                        $47,849        $38,286
                                                        -------        -------
                                                        -------        -------

      LIABILITIES AND STOCKHOLDER'S EQUITY

Future policy benefits                                   $1,890         $1,659
Other policyholder funds                                 21,328         18,234
Other liabilities                                         1,000            916
Separate account liabilities                             22,809         16,284
                                                        -------        -------
                                                         47,027         37,093

Common stock - authorized 1,000 shares, $5,690
par value, issued and outstanding 1,000 shares                6              6
Capital surplus                                             826            676
Unrealized losses on securities, net of tax               (654)            (5)
Retained earnings                                           644            516
                                                        -------        -------
                                                            822          1,193
                                                        -------        -------
                                                        $47,849        $38,286
                                                        -------        -------
                                                        -------        -------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                  (IN MILLIONS)


                                                                                         UNREALIZED
                                                                                       GAINS(LOSSES)                     TOTAL
                                                                COMMON        CAPITAL        ON            RETAINED  STOCKHOLDER'S
                                                                STOCK         SURPLUS    SECURITIES        EARNINGS      EQUITY
                                                                -----         -------    ----------        --------      ------
BALANCE, DECEMBER 31, 1991                                       $   6        $  439         $    1         $  297         $  743
Net Income                                                                                                      76             76
Capital Contribution                                                 -            25              -              -             25
Excess of assets over liabilities on
 reinsurance assumed from affiliate                                  -            34              -              -             34
Change in unrealized losses on equity
  securities, net of tax                                             -             -             (1)             -             (1)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1992                                           6           498              0            373            877
                                                                ------        -------        -------        -------        -------
Net Income                                                           -             -              -            143            143
Capital Contribution                                                 -           180              -              -            180
Excess of assets over liabilities on
 reinsurance assumed from affiliate                                  -            (2)             -              -             (2)
Change in unrealized losses on equity
  securities, net of tax                                             -             -             (5)             -             (5)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1993                                           6           676             (5)           516          1,193
                                                                ------        -------        -------        -------        -------
Net Income                                                           -             -              -            138            138
Capital Contribution                                                 -           150              -              -            150
Dividends Paid                                                       -             -              -            (10)           (10)
Change in unrealized losses on securities,
   net of tax *                                                      -             -           (649)             -           (649)
                                                                ------        -------        -------        -------        -------
BALANCE, DECEMBER 31, 1994                                       $   6        $  826         $ (654)        $  644         $  822
                                                                ------        -------        -------        -------        -------
                                                                ------        -------        -------        -------        -------

* The 1994 change in unrealized losses on securities, net of tax, includes a gain of $91 due to adoption of SFAS #115 as discussed in note 1b to the consolidated financial statements.


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF CASHFLOW
                                  (IN MILLIONS)


                                              FOR THE YEARS ENDED DECEMBER 31,
                                                  1994       1993       1992
                                                  ----       ----       ----
OPERATING ACTIVITIES:
NET INCOME                                      $   138    $   143    $    76
Cumulative effect of accounting changes               -          -         13
Adjustments to net income:
Net realized investment gains before tax             (7)       (16)        (5)
Net policyholder investment losses
  (gains) before tax                                  5        (15)       (15)
Net deferred policy acquisition costs              (441)      (292)      (278)
Net amortization of premium (discount) on
  fixed maturities                                   41          2        (16)
Deferred income tax benefits                       (128)      (121)       (14)
(Increase) decrease  in premiums and
  amounts receivable                                 10        (28)       (14)
Increase in accrued investment income              (106)        (4)      (116)
Decrease(increase) in other assets                  101        (36)        88
Decrease(increase)  in reinsurance
  recoverable                                        75       (121)         0
Increase in liability for future policy
  benefits                                          224        360        527
Increase in other liabilities                       191        176         92
                                                --------  ---------   --------
CASH PROVIDED BY OPERATING ACTIVITIES               103         48        338
                                                --------  ---------   --------
INVESTING ACTIVITIES:
Purchases of fixed maturity investments          (9,127)   (12,406)    (8,948)
Proceeds from sales of fixed maturity
  investments                                     5,708      8,813      5,728
Maturities and principal paydowns of
  long-term investments                           1,931      2,596      1,207
Net purchases of other investments               (1,338)      (206)      (106)
Net sales (purchases) of short-term
  investments                                       135       (564)       221
                                                --------  ---------   --------
CASH USED FOR INVESTING ACTIVITIES               (2,691)    (1,767)    (1,898)
                                                --------  ---------   --------
FINANCING ACTIVITIES:
Net receipts from investment and UL-type
contracts credited to policyholder account
balances                                          2,467      1,513      1,512
Capital contribution                                150        180         25
Excess of assets over liabilities on
  reinsurance assumed from affiliate                 -           -         34
Dividends paid                                      (10)         -          -
                                                --------  ---------   --------
CASH PROVIDED BY FINANCING
  ACTIVITIES                                      2,607      1,693      1,571
                                                --------  ---------   --------
NET INCREASE(DECREASE) IN CASH                       19        (26)        11
Cash at beginning of period                           1         27         16
                                                --------  ---------   --------
CASH AT END OF PERIOD                           $    20    $     1    $    27
                                                --------  ---------   --------
                                                --------  ---------   --------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          (DOLLAR AMOUNTS IN MILLIONS)

1.   SIGNIFICANT ACCOUNTING POLICIES

     (A)  BASIS OF PRESENTATION:

          These consolidated financial statements include Hartford Life Insurance Company (the Company or HLIC) and its wholly-owned subsidiaries, ITT Hartford Life and Annuity Company (ILA) and ITT Hartford International Life Reassurance Corporation (HLR), formerly American Skandia Life Reinsurance Corporation. HLIC is a wholly-owned subsidiary of Hartford Life and Accident Insurance Company (HLA).
          The Company is ultimately owned by Hartford Fire Insurance Company (Hartford Fire), which is ultimately owned by ITT Hartford Group, Inc., a subsidiary of ITT Corporation (ITT).

          The consolidated financial statements are prepared in conformity with generally accepted accounting principles which differ in certain material respects from the accounting practices prescribed or permitted by various insurance regulatory authorities.

          Certain reclassifications have been made to prior year financial statements to conform to current year classifications.

     (B)  CHANGES IN ACCOUNTING PRINCIPLES:

          Effective January 1, 1992, the Company adopted Statement of Financial Accounting Standards (SFAS)No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" and SFAS No. 112, Employers' Accounting for Postemployment Benefits", using the immediate recognition method. Accordingly, a cumulative adjustment (through December 31, 1991) of $7 after-tax has been recognized at January 1, 1992.

          Effective January 1, 1994, the Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities". The new standard requires, among other things, that fixed maturities be classified as "held-to-maturity", "available-for-sale" or "trading" based on the Company's intentions with respect to the ultimate disposition of the security and its ability to effect those intentions. The classification determines the appropriate accounting carrying value (cost basis or fair value) and, in the case of fair value, whether the adjustment impacts Stockholder's Equity directly or is reflected in the Consolidated Statements of Income. Investments in equity securities had previously been recorded at fair value with the corresponding impact included in Stockholder's Equity. Under SFAS No. 115, the Company's fixed maturities are classified as "available for sale" and accordingly, these investments are reflected at fair value with the corresponding impact included as a component of Stockholder's Equity designated as "Unrealized Loss on Securities, Net of Tax."
          As with the underlying investment security, unrealized gains and losses on derivative financial instruments are considered in determining the fair value of the portfolios. The impact of adoption was an increase to stockholder's equity of $91.

          The Company's cash flows were not impacted by these changes in accounting principles.

     (C)  REVENUE RECOGNITION:

          Revenues for universal life policies and investment products consist of policy charges for the cost of insurance, policy administration and surrender charges assessed to policy account balances. Premiums for traditional life insurance policies are recognized as revenues when they are due from policyholders. Deferred acquisition costs are amortized using the retrospective deposit method for universal life and other types of contracts where the payment pattern is irregular or surrender charges are a significant source of profit and the prospective deposit method is used where investment margins are the primary source of profit.

     (D)  FUTURE POLICY BENEFITS AND OTHER POLICYHOLDER FUNDS:

          Liabilities for future policy benefits are computed by the net level premium method using interest rate assumptions varying from 3% to 11% and withdrawal, mortality and morbidity assumptions which vary by plan, year of issue and policy durations and include a provision for adverse deviation. Liabilities for universal life insurance and investment products represent policy account balances before applicable surrender charges.

     (E)  POLICYHOLDER REALIZED GAINS AND LOSSES:

          Realized gains and losses on security transactions associated with the Company's immediate participation guaranteed contracts are excluded from revenues, since under the terms of the contracts the realized gains and losses will be credited to policyholders in future years as they are entitled to receive them.

     (F)  DEFERRED POLICY ACQUISITION COSTS:

          Policy acquisition costs, including commissions and certain underwriting expenses associated with acquiring traditional life insurance products, are deferred and amortized over the lesser of the estimated or actual contract life. For universal life insurance and investment products, acquisition costs are being amortized generally in proportion to the present value of expected gross profits from surrender charges, investment, mortality and expense margins.

     (G)  INVESTMENTS:

          Investments in fixed maturities are classified as available for sale and accordingly reflected at fair value with the corresponding impact of unrealized gains and losses, net of tax, included as a component of
          stockholder's equity.   Securities and derivative instruments,
          including swaps, caps, floors, futures, forward commitments and collars, are based on dealer quotes or quoted market prices for the same or similar securities. While the Company has the ability and intent to hold all fixed income securities until maturity, due to contract obligations, interest rates and tax laws, portfolio activity occurs. These trades are motivated by the need to optimally position investment portfolios in reaction to movements in capital markets or distribution of policyholder liabilities. When an other than temporary reduction in the value of publicly traded securities occurs, the decrease is reported as a realized loss and the carrying value is adjusted accordingly. Real estate is carried at cost less accumulated depreciation. Equity securities, which include common stocks, are carried at market value with the after-tax difference from cost reflected in stockholder's equity. Realized investment gains and losses, after deducting life and pension policyholders share are reported as a component of revenue and are determined on a specific identification basis.

     (H)  DERIVATIVE FINANCIAL INSTRUMENTS

          The Company uses a variety of derivative financial instruments as part of an overall risk management strategy. These instruments, including swaps, caps, collars and exchange traded financial futures, are used as a means of hedging exposure to price, foreign currency and/or interest rate risk on planned investment purchases or existing assets and liabilities. The Company does not hold or issue derivative financial instruments for trading purposes. The Company's minimum correlation threshold for hedge designation is 80%. If correlation, which is assessed monthly and measured based on a rolling three month average, falls below 80%, hedge accounting will be terminated. Gains or losses on futures purchased in anticipation of the future receipt of product cash flows are deferred and, at the time of the ultimate purchase, reflected as a basis adjustment to the purchased asset. Gains or losses on futures used in invested asset risk management are deferred and adjusted into the basis of the hedged asset when the contract is closed. The basis adjustments are amortized into investment income over the remaining asset life.

          Open forward commitment contracts are marked to market through Stockholder's Equity. Such contracts are recorded at settlement by recording the purchase of the specified securities at the previously committed price. Gains or losses resulting from the termination of the forward commitment contracts before the delivery of the securities are recognized immediately in the income statement as a component of investment income.

          The Company's accounting for interest rate swaps and purchased or written caps, floors, and options used to manage risk is in accordance with the concepts established in SFAS 80, "Accounting for Futures Contracts", the American Institute of Certified Public Accountants Statement of Position 86-2, "Accounting for Options" and various EITF pronouncements, except for written options which are written in all cases in conjunction with other assets and derivatives as part of an overall risk management strategy. Such synthetic instruments are accounted for as hedges. Derivatives, used as part of a risk management strategy, must be designated at inception and have consistency of terms between the synthetic instrument and the financial instrument being replicated. Synthetic instrument accounting, consistent with industry practice, provides that the synthetic asset is accounted for like the financial instrument it is intended to replicate. Interest rate swaps and purchased or written caps, floors and options which fail to meet management criteria are accounted for at fair market value with the impact reflected in net income.

          Interest rate swaps involve the periodic exchange of payments without the exchange of underlying principal or notional amounts. Net payments are recognized as an adjustment to income. Should the swap be terminated, the gains or losses are adjusted into the basis of the asset or liability and amortized over the remaining life. The basis of the underlying asset or liability is adjusted to reflect changing market conditions such as prepayment experience. Should the asset be sold or liability terminated, the gains or losses on the terminated position are immediately recognized in earnings. Interest rate swaps purchased in anticipation of an asset purchase ("anticipatory transaction") are recognized consistent with the underlying asset components. That is, the settlement component is recognized in the Statement of Income while the change in market is recognized as an unrealized gain or loss.

          Premiums paid on purchased floor or cap agreements and the premium received on issued cap or floor agreements used for risk management, as well as the net payments, are adjusted into the basis of the applicable asset and amortized over the asset life. Gains or losses on termination of such positions are adjusted into the basis of the asset or liability and amortized over the remaining asset life.

          Forward exchange contracts and foreign currency swaps are accounted for in accordance with SFAS 52. Changes in the spot rate of instruments designated as hedges of the net investment in a foreign subsidiary are reflected in the cumulative translation adjustment component of stockholder's equity.

     (I)  RELATED PARTY TRANSACTIONS:

          Transactions of the Company with its parent and affiliates relate principally to tax settlements, insurance coverage, rental and service fees and payment of dividends and capital contributions. In addition, certain affiliated insurance companies purchased group annuity contracts from the Company to fund pension costs and claim annuities to settle casualty claims.

          Substantially all general insurance expenses related to the Company, including rent expenses, are initially paid by Hartford Fire. Direct expenses are allocated to the Company using specific identification and indirect expenses are allocated using other applicable methods.

          The rent paid to Hartford Fire for the space occupied by the Company
          was $3   in 1994, 1993, and 1992 respectively.  The Company expects to pay rent of $3 in 1995, 1996, 1997,1998, and 1999 respectively and $60 thereafter, over the contract life of the lease.

          See also Note (4) for the related party coinsurance agreements.

2.   INVESTMENTS

     (A)  COMPONENTS OF NET INVESTMENT INCOME:



                                                  1994        1993       1992
                                                  ----        ----       ----
Interest income                                  $1,247      $1,007       $894
Income from other investments                        54          53         15
                                                 ------      ------     ------
GROSS INVESTMENT INCOME                           1,301       1,060        909
Less: investment expenses                             9           9          2
                                                 ------      ------     ------
NET INVESTMENT INCOME                            $1,292      $1,051       $907
                                                 ------      ------     ------
                                                 ------      ------     ------

     (B)  UNREALIZED GAINS (LOSSES) ON EQUITY SECURITIES:

                                                  1994        1993       1992
                                                  ----        ----       ----
Gross unrealized gains                            $  2        $  3        $ 2
Gross unrealized losses                            (11)        (11)        (2)
Deferred income tax expense (benefit)               (3)         (3)         0
                                                 ------      ------     ------
NET UNREALIZED LOSSES AFTER TAX                     (6)         (5)         0
Balance at beginning of year                        (5)          0          1
                                                 ------      ------     ------
CHANGE IN NET UNREALIZED LOSSES ON
  EQUITY SECURITIES                               $ (1)       $ (5)       $(1)
                                                 ------      ------     ------
                                                 ------      ------     ------

     (C)  UNREALIZED GAINS (LOSSES) ON FIXED MATURITIES:

                                                  1994        1993       1992
                                                  ----        ----       ----
Gross unrealized gains                         $   150       $ 538      $ 521
Gross unrealized losses                         (1,185)       (290)      (302)
                                               --------      ------     ------
NET UNREALIZED (LOSSES) GAINS                   (1,035)        248        219
Unrealized losses credited to policyholders         37           0          0
Deferred income tax expense (benefit)             (350)         87         75
                                               --------      ------     ------
NET UNREALIZED  (LOSSES) GAINS AFTER TAX          (648)        161        144
Balance at beginning of year                       161         144        297
                                               --------      ------     ------
CHANGE IN NET UNREALIZED (LOSSES)GAINS ON
  FIXED MATURITIES                             $  (809)      $  17      $(153)
                                               --------      ------     ------
                                               --------      ------     ------

     (D)  COMPONENTS OF NET REALIZED GAINS:

                                                  1994        1993       1992
                                                  ----        ----       ----
Fixed maturities                                  $(34)       $(12)       $20
Equity securities                                  (11)          0          3
Real estate and other                               47          43         (3)
Less: (decrease)increase in liability
  to policyholders for realized gains               (5)         15         15
                                                 ------      ------     ------
NET REALIZED GAINS                                $  7        $ 16        $ 5
                                                 ------      ------     ------
                                                 ------      ------     ------

     (E)  DERIVATIVE INVESTMENTS:

          A summary of investments, segregated by major category along with the types of derivatives and their respective notional amounts, are as follows as of December 31, 1994 :


                            SUMMARY OF INVESTMENTS
                            AS OF DECEMBER 31, 1994
                               (CARRYING AMOUNTS)

                                                                         ISSUED CAPS,    PURCHASED
                                         TOTAL CARRYING        NON-        FLOORS &     CAPS, FLOORS        FUTURES          SWAPS
                                              VALUE         DERIVATIVE    OPTIONS (B)  & OPTIONS (C)          (D)             (F)
                                         --------------     ----------   ------------  -------------       --------         ------
Asset Backed Securities                         $5,670          $5,690          $(31)            $24             $0          $(13)
Inverse Floaters (A)                               474             482            (9)              4              0            (3)
Anticipatory (E)                                   (30)              0             0               2              0           (32)
                                               --------        -------         ------         ------         ------         ------
TOTAL ASSET BACKED SECURITIES                    6,114           6,172           (40)             30              0           (48)

Other Bonds and Notes                            6,533           6,606             0               0              0           (73)

Short-Term Investments                             782             782             0               0              0             0
                                               --------        -------         ------         ------         ------         ------
TOTAL FIXED MATURITIES                          13,429          13,560           (40)             30              0          (121)

Other Investments                                3,105           3,105             0               0              0             0
                                               --------        -------         ------         ------         ------         ------

TOTAL INVESTMENTS                              $16,534         $16,665          $(40)            $30             $0         $(121)
                                               --------        -------         ------         ------         ------         ------
                                               --------        -------         ------         ------         ------         ------

                     SUMMARY OF  INVESTMENTS IN DERIVATIVES
                            AS OF DECEMBER 31, 1994
                               (NOTIONAL AMOUNTS)

                                                          ISSUED CAPS,    PURCHASED
                                         TOTAL NOTIONAL     FLOORS, &   CAPS, FLOORS,        FUTURES          SWAPS
                                            AMOUNT         OPTIONS (B)  & OPTIONS (C)          (D)             (F)
                                         --------------   ------------  -------------       --------         ------
Asset Backed Securities                          $4,244         $1,311         $2,546            $75           $312
Inverse Floaters (A)                              1,129            277             63              3            786
Anticipatory (E)                                    835              0            209            101            525
                                                -------        -------        -------        -------        -------
TOTAL ASSET BACKED                                6,208          1,588          2,818            179          1,623

Other Bonds and Notes                               670              0             72             74            524

Short-Term Investments                                0              0              0              0              0
                                                -------        -------        -------        -------        -------
TOTAL FIXED MATURITIES                            6,878          1,588          2,890            253          2,147

Other Investments                                    16              0              3              0             13
                                                -------        -------        -------        -------        -------

TOTAL INVESTMENTS                                $6,894         $1,588         $2,893           $253         $2,160
                                                -------        -------        -------        -------        -------
                                                -------        -------        -------        -------        -------

A summary of the notional and fair value of derivatives with off Balance Sheet risk as of December 31, 1993 is as follows:


                              ISSUED SWAPS, CAPS
                              FLOORS AND COLLARS   FUTURES  FORWARDS     TOTAL
                              ------------------   -------  --------     -----
Notional                                 $7,015     $1,792       $91   $8,898
Fair Value                                  $(4)        $0        $1      $(3)

     (A) Inverse floaters, which are variations of CMO's for which the coupon rates move inversely with an index rate (e.g. LIBOR). The risk to principal is considered negligible as the underlying collateral for
          the securities is guaranteed or sponsored by government agencies.   To
          address the volatility risk created by the coupon variability, the Company uses a variety of derivative instruments, primarily interest rate swaps and issued floors.

     (B) Comprised primarily of caps ($1,459) with a weighted average strike rate of 7.7% (ranging from 6.8% to 10.2%). Over 70% mature in 1997 and 1998. Issued floors total $125 with a weighted average strike rate of 8.3% and mature in 2004.

     (C) Comprised of purchased floors ($1,856), purchased options and collars ($633) and purchased caps ($404). The floors have a weighted average strike price of 5.8% (ranging from 4.8% and 6.6%) and over 85% mature in 1997 and 1998. The options and collars generally mature in 1995 and 2002. The caps have a weighted average strike price of 7.2% (ranging from 4.5% and 8.9%) and over 66% mature in 1997 through 1999.

     (D)  Over 95% of futures contracts expire before December 31, 1995.

     (E) Deferred gains and losses on anticipatory transactions are included in the carrying value of bond investments in the consolidated balance sheets. At the time of the ultimate purchase, they are reflected as a basis adjustment to the purchased asset. At December 31, 1994, these were $(33) million in net deferred losses for futures, interest rate swaps and purchased options.

     (F) The following table summarizes the maturities of interest rate and foreign currency swaps outstanding at December 31, 1994 and the related weighted average interest pay rate or receive rate assuming current market conditions:

            MATURITY OF SWAPS ON INVESTMENTS  AS OF DECEMBER 31, 1994

                                                                                                                          MATURITY
      DERIVATIVE TYPE                                  1995      1996      1997      1998      1999      2000+     TOTAL     LAST
      ---------------                                  ----      ----      ----      ----      ----      -----     -----  --------
INTEREST RATE SWAPS:
PAY FIXED/RECEIVE VARIABLE:
Notional Value                                            $0       $15       $50        $0      $446      $268      $779      2004
Weighted Average Pay Rate                               0.0%      5.0%      7.2%      0.0%      8.2%      7.8%      7.9%
Weighted Average Receive Rate                           0.0%      6.4%      5.7%      0.0%      7.5%      6.5%      7.0%
PAY VARIABLE/RECEIVE FIXED:
Notional Value                                          $311       $50      $100       $25      $175      $100      $761      2002
Weighted Average Pay Rate                               5.1%      5.3%      5.5%      5.3%      5.4%      6.0%      5.4%
Weighted Average Receive Rate                           8.0%      8.0%      7.5%      4.0%      4.5%      7.2%      6.9%
PAY VARIABLE/RECEIVE DIFFERENT VARIABLE:
Notional Value                                           $95       $50       $18       $15        $5      $232      $415      2005
Weighted Average Pay Rate                               4.2%      6.4%      6.8%      6.2%      0.0%      6.0%      5.7%
Weighted Average Receive Rate                           9.1%      6.3%      9.5%      6.4%      0.0%      6.3%      7.1%
TOTAL INTEREST RATE SWAPS                               $406      $115      $168       $40      $626      $600    $1,955      2004
Total Weighted Average Pay Rate                         4.9%      5.7%      6.1%      5.6%      7.4%      6.8%      6.5%
Total Weighted Average Receive Rate                     8.2%      7.1%      7.2%      4.9%      6.7%      6.5%      7.0%
FOREIGN CURRENCY  SWAPS                                  $35       $46       $29       $15       $10       $70      $205      2002
TOTAL SWAPS                                             $441      $161      $197       $55      $636      $670    $2,160      2005

          In addition to risk management through derivative financial instruments pertaining to the investment portfolio, interest rate sensitivity related to certain Company liabilities was altered primarily through interest rate swap agreements. The notional amount of the liability agreements in which the Company generally pays one variable rate in exchange for another, was $1.7 billion and $1.3 billion at December 31, 1994 and 1993 respectively. The weighted average pay rate is 6.2%; the weighted average receive rate is 6.6% , and these agreements mature at various times through 2004.


     (F)  CONCENTRATION OF CREDIT RISK:
          The Company has a reinsurance recoverable of $4.4 billion from Mutual Benefit Life Assurance Corporation (Mutual Benefit). The risk of Mutual Benefit becoming insolvent is mitigated by the reinsurance agreement's requirement that the assets be kept in a security trust with the Company as sole beneficiary. Excluding investments in U.S. government and agencies, the Company has no other significant concentrations of credit risk.

          The Company currently owns $39.2 million par value of Orange County, California Pension Obligation Bonds, $17.1 million of which it continues to carry as available for sale under FASB 115 and $22.1 million which are included in the Separate Account Assets. While Orange County is currently operating under Protection of Chapter 9 of the Federal Bankruptcy Laws, the Company believes it is probable that it will collect all amounts due under the contractual terms of the bonds and that the bonds are not permanently or other than temporarily impaired.

          As of December 31, 1994 the Company owned $66.1 million of Mexican bonds, $52.3 million of which are payable in Mexican pesos but are fully hedged back to U.S. dollars, and $13.8 million of U.S. Dollar Denomination Mexican bonds. The primary risks associated with these securities is a default by the Mexican government or imposition of currency controls that prevent conversion of Mexican pesos to U.S. dollars. The Company believes both of these risks are remote.

     (G)  FIXED MATURITIES:
          The schedule below details the amortized cost and fair values of the Company's fixed maturities by component, along with the gross unrealized gains and losses:


                                                       1994
                                                       ----
                                  GROSS        GROSS
                                AMORTIZED   UNREALIZED  UNREALIZED
                                  COST         GAINS      LOSSES    FAIR VALUE
                                ---------  -----------  ----------  ----------
U.S. Government and government
  agencies and authorities:
- - guaranteed and sponsored         $1,516           $1       $(87)      $1,430
- - guaranteed and sponsored
  - asset backed                    4,256           78       (571)       3,763
States, municipalities and
  political subdivisions              148            1        (12)         137
International governments             189            1        (14)         176
Public utilities                      531            1        (32)         500
All other corporate                 3,717           38       (297)       3,458
All other corporate
  - asset backed                    2,442           30       (121)       2,351
Short-term investments              1,665            0        (51)       1,614
                                  -------        -----    --------     -------
TOTAL                             $14,464         $150    $(1,185)     $13,429
                                  -------        -----    --------     -------
                                  -------        -----    --------     -------


                                                      1993
                                                      ----
                                               GROSS      GROSS
                                AMORTIZED   UNREALIZED  UNREALIZED       FAIR
                                  COST         GAINS      LOSSES         VALUE
                                ---------   ----------  ----------      ------
U.S. Government and government
  agencies and authorities:
- - guaranteed and sponsored        $ 1,637       $   15    $   (12)     $ 1,640
- - guaranteed and sponsored
  - asset backed                    4,070          235       (219)       4,086
States, municipalities and
  political subdivisions               73            9           0          82
International governments             100            5         (3)         102
Public utilities                      423           20         (2)         441
All other corporate                 3,598          180        (42)       3,736
All other corporate
  - asset backed                    1,806           74        (12)       1,868
Short-term investments                890            0           0         890
                                 --------      -------    --------    --------
TOTAL                             $12,597       $  538    $  (290)     $12,845

                                 --------      -------    --------    --------
                                 --------      -------    --------    --------

          The amortized cost and estimated fair value of fixed maturity investments at December 31, 1994, by maturity, are shown below. Asset backed securities are distributed to maturity year based on the Company's estimate of the rate of future prepayments of principal over the remaining life of the securities. Expected maturities differ from contractual maturities reflecting the borrowers' rights to call or prepay their obligations.


                                        AMORTIZED COST    ESTIMATED FAIR VALUE
                                        --------------    --------------------
MATURITY
- --------
Due in one year or less                        $ 2,214                 $ 2,183
Due after one year through five years            7,000                   6,647
Due after five years through ten years           3,678                   3,334
Due after ten years                              1,572                   1,265
                                             ---------               ---------
                                               $14,464                 $13,429
                                             ---------               ---------
                                             ---------               ---------

          Sales of fixed maturities excluding short-term fixed maturities for the years ended 1994, 1993, and 1992 resulted in proceeds of $5,708, $8,813, and $5,728, respectively, resulting in gross realized gains of $71, $192, and $140, and gross realized losses of $100, $219, and $135, respectively, not including policyholder gains and losses.
          Sales of equity securities and other investments for the years ended December 31, 1994, 1993, and 1992 resulted in proceeds of $159, $127 and $7, respectively, resulting in gross realized gains of $3, $0, and $3, and gross realized losses of $14, $0, and $0, respectively, not including policyholder gains and losses.

     (H)  FAIR VALUE OF FINANCIAL INSTRUMENTS NOT DISCLOSED ELSEWHERE :

          BALANCE SHEET ITEMS:


                                           1994                     1993
                                  CARRYING       FAIR    CARRYING        FAIR
                                   AMOUNT        VALUE    AMOUNT         VALUE
                                 ---------      ------   --------       ------
         ASSETS
Other invested assets:
Policy loans                        $2,614      $2,614     $1,397       $1,397
Mortgage loans                         316         316        228          228
Investments in partnership
  and trusts                            36          42         14           34
Miscellaneous                           67          67         22           63

         LIABILITIES
Other policy claims and
  benefits                         $13,001     $12,374    $11,140      $11,415

          The following methods and assumptions were used to estimate the fair value of each class of financial instrument:policy and mortgage loan carrying amounts approximate fair value; investments in partnerships and trusts are based on external market valuations from partnership and trust management; and other policy claims and benefits payable are determined by estimating future cash flows discounted at the current market rate.

3.   INCOME TAX

          The Company is included in ITT's consolidated U.S. Federal income tax return and remits to (receives from) ITT a current income tax provision (benefit) computed in accordance with the tax sharing arrangements between ITTand its insurance subsidiaries. The effective tax rate was 32% in 1994, and approximates the U.S. statutory tax rates of 35% in 1993 and 34% in 1992. The provision for income taxes was as follows:

INCOME TAX EXPENSE:
                                                  1994      1993      1992
                                                  ----      ----      ----
     Current                                      $185   $ $ 190   $ $ 124
     Deferred                                     (120)     (115)      (79)
                                                -------  --------  --------
                                                  $ 65   $ $  75   $ $  45
                                                -------  --------  --------
                                                -------  --------  --------

                                                   1994      1993      1992
                                                   ----      ----      ----
TAX PROVISION AT U.S. STATUTORY RATE                $71       $76       $46
Tax-exempt income                                    (3)        0         0
Foreign tax credit                                   (1)        0         0
Other                                                (2)       (1)       (1)
                                                  -----     -----     -----
PROVISION FOR INCOME TAX                           $ 65       $75       $45
                                                  -----     -----     -----
                                                  -----     -----     -----

     Income taxes paid were $ 244 , $301 and $36 in 1994, 1993, and 1992 respectively. The current taxes due from or (to) Hartford Fire were $46, and $19 in 1994 and 1993 respectively.

     Deferred  tax assets include the following:

                                                   1994      1993
                                                   ----      ----
Tax deferred acquisition cost                     $284      $158
Book deferred acquisition costs and  reserves     (134)      (30)
Employee benefits                                    7         7
Unrealized loss on "available for sale"
  securities                                       353         3
Investments and other                               80       (24)
                                                -------   -------
                                                  $590      $114
                                                -------   -------
                                                -------   -------

     Prior to the Tax Reform Act of 1984, the Life Insurance Company Income Tax Act of 1959 permitted the deferral from taxation of a portion of statutory income under certain circumstances. In these situations, the deferred income was accumulated in a "Policyholders' Surplus Account" and will be taxable in the future only under conditions which management considers to be remote; therefore, no Federal income taxes have been provided on this deferred income. The balance for tax return purposes of the Policyholders' Surplus Account as of December 31, 1994 was $24.

4.   REINSURANCE

     The Company cedes insurance to non-affiliated insurers in order to limit its maximum loss. Such transfer does not relieve the Company of its primary liability. The Company also assumes insurance from other insurers. Group life and accident and health insurance business is substantially reinsured to affiliated companies.

     Life insurance net retained premiums were comprised of the following:

                                                  1994      1993      1992
                                                  ----      ----      ----
Gross premiums                                   $1,316    $1,135      $680
Reinsurance assumed                                 299        93        30
Reinsurance ceded                                   515       481       451
                                                -------   -------     -----
NET RETAINED PREMIUMS                            $1,100      $747      $259
                                                -------   -------     -----
                                                -------   -------     -----

     Life reinsurance recoveries, which reduced death and other benefits, for the years ended December 31, 1994, 1993 and 1992 approximated $164, $149, and $73, respectively.

     In December 1994, the Company assumed from a third party approximately $500 million of corporate owned life insurance reserves on a coinsurance
     basis.   Also in December 1994, ILA ceded to ITT Lyndon Insurance Company
     $1 billion in individual fixed and variable annuities on a modified coinsurance basis. These transactions did not have a material impact on consolidated net income.

     In October 1994, HLR recaptured approximately $500 million of corporate owned life insurance from a third party reinsurer. Subsequent to this transaction, HLIC and HLR restructured their coinsurance agreement from coinsurance to modified coinsurance, with the assets and policy liabilities placed in the separate account. In May 1994, HLIC assumed and reinsured the life insurance policies and the individual annuities of Pacific Standard with reserves and account values of approximately $400 million. The Company received cash and investment grade assets to support the life insurance and individual annuity contract obligations assumed.

     In June 1993, the Company assumed and partially reinsured the annuity, life and accident and sickness insurance policies of Fidelity Bankers Life Insurance Company in Receivership for Conservation and Rehabilitation, with account values of $3.2 billion. The Company received cash and investment grade assets to assume insurance and annuity contract obligations. Substantially all of these contracts were placed in the Company's separate accounts.

     In November 1993, ILA acquired, through an assumption reinsurance transaction, substantially all of the individual fixed and variable annuity business of HLA. As a result of this transaction, the assets and liabilities of the company increased approximately $1 billion. The excess of liabilities assumed over assets received, of $2, was recorded as a decrease to capital surplus. The impact on consolidated net income was not significant.

     On November 4, 1992, the Company entered into a definitive agreement whereby the Company assumed the contract obligations of Mutual Benefit Life Assurance Corporation's (Mutual Benefit) individual corporate owned life insurance (COLI) contracts. The Company received $5.6 billion in cash and invested assets, $5.3 billion of which were policy loans, from Mutual Benefit for assuming the contract obligations. Simultaneously, the Company coinsured approximately 84% of the contract obligations back to Mutual Benefit, HLR and an unaffiliated reinsurer. In August 1993, the Company received assets of $300 million for assuming the group COLI contract obligations of Mutual Benefit, through an assumption reinsurance transaction. Under the terms of the agreement, the Company coinsured back
     75% of the liabilities to Mutual Benefit.   All  assets supporting Mutual
     Benefit's reinsurance liability to HLIC are placed in a "security trust", with Hartford Life as the sole beneficiary. The impact on 1992 consolidated net income was not significant.

     In 1992, all ordinary individual life insurance written and in force in HLA was assumed by HLIC. As a result of this transaction, the assets of HLIC increased by approximately $437, liabilities increased approximately $403. The excess of assets over liabilities of $34 was recorded as an increase in capital.

5.   PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

     The Company's employees are included in Hartford Fire's noncontributory defined benefit pension plans. These plans provide pension benefits that are based on years of service and the employee's compensation during the last ten years of employment. The Company's funding policy is to contribute annually an amount between the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974 and the maximum amount that can be deducted for Federal income tax purposes. Generally, pension costs are funded through the purchase of the Company's group pension contracts. The cost to the Company was approximately $2, $3 and $2 in 1994, 1993 and 1992, respectively.

     The Company provides certain health care and life insurance benefits for eligible retired employees. A substantial portion of the Company's employees may become eligible for these benefits upon retirement. Effective January 1, 1992, the Company adopted SFAS No. 106, using the immediate recognition method for all benefits accumulated to date. As of June 1992, the Company amended its plans, effective January 1, 1993, whereby the Company's contribution for health care benefits will depend on the retiree's date of retirement and years of service. In addition, the plan amendments increased deductibles and set a defined dollar cap which limits average company contributions. The effect of these changes is not material. The Company has prefunded a portion of the health care and life insurance obligations through trust funds where such prefunding can be accomplished on a tax effective basis. Postretirement health care and life insurance benefits expense, allocated by Hartford Fire, was $1, $1, and $1, for 1994, 1993, and 1992 respectively.

     The assumed rate of future increases in the per capita cost of health care (the health care trendrate) was 11% for 1994, decreasing ratably to 6 % in the year 2001. Increasing the health care trend rates by one percent per year would have an immaterial impact on the accumulated postretirement benefit obligation and the annual expense. The assumed weighted average discount rate was 8.5%. To the extent that the actual experience differs from the inherent assumptions, the effect will be amortized over the average future service of the covered employees.

6.   BUSINESS SEGMENT INFORMATION

The reportable segments and product groups of HLIC and its subsidiaries are:
INDIVIDUAL LIFE AND ANNUITIES (ILAD)
- -Individual life
- -Fixed and variable retirement annuities

ASSET MANAGEMENT SERVICES (AMS)
- -Group Pension Plans products and services
- -Deferred Compensation Plans products and services
- -Structured Settlements and lottery annuities

SPECIALTY
- -Corporate Owned Life Insurance (COLI) and HLR


                                            1994          1993          1992
                                           ------        ------        ------
REVENUES:
ILAD                                          $691          $595          $305
AMS                                            789           794           770
Specialty                                      919           425            96
                                           -------       -------       -------
                                            $2,399        $1,814        $1,171
                                           -------       -------       -------
                                           -------       -------       -------
INCOME BEFORE INCOME TAX:
ILAD                                          $139          $129           $73
AMS                                             38            71            56
Specialty                                       26            18             5
                                           -------       -------       -------
                                              $203          $218          $134
                                           -------       -------       -------
                                           -------       -------       -------
IDENTIFIABLE ASSETS:
ILAD                                       $26,668       $19,147        $9,474
AMS                                         13,334        12,416        11,198
Specialty                                    7,847         6,723         5,910
                                           -------       -------       -------
                                           $47,849     $  38,286     $  26,582
                                           -------       -------       -------
                                           -------       -------       -------

7.   STATUTORY NET INCOME AND SURPLUS

     Substantially all of the statutory surplus is permanently reinvested or is subject to dividend restrictions relating to various state regulations which limit the payment of dividends without prior approval.

     Statutory net income and surplus as of December 31 were:

                                              1994           1993         1992
                                              ----           ----         ----
Statutory net income                           $58            $63          $65

Statutory surplus                             $941           $812         $614

     The Company prepares its statutory financial statements in accordance with accounting practices prescribed by the State of Connecticut Insurance Department. Prescribed statutory accounting practices include publications of the National Association of Insurance Commissioners ("NAIC"), as well as state laws, regulations, and general administrative rules.

8.   SEPARATE ACCOUNTS:

     The Company maintains separate account assets and liabilities totaling $22.8 billion and $16.3 billion at December 31, 1994 and 1993, respectively which are reported at fair value. Separate account assets are segregated from other investments and are not subject to claims that arise out of any other business of the Company. Investment income and gains and losses of separate accounts accrue directly to the policyholder. Separate accounts reflect two categories of risk assumption: non-guaranteed separate accounts totaling $14.8 billion and $11.5 billion at December 31, 1994 and 1993, respectively, wherein the policyholder assumes the investment risk, and guaranteed separate account assets totaling $8.0 billion and $4.8 billion at December 31, 1994 and 1993, respectively, wherein the Company contractually guarantees either a minimum return or account value to the policyholder. Investment income (including investment gains and losses) on separate account assets are not reflected in the Consolidated Statements of Income. Separate account management fees, net of minimum guarantees, were $256, $189, and $92, in 1994, 1993, and 1992, respectively.

     The guaranteed separate accounts include modified guaranteed individual annuity, and modified guaranteed life insurance. The average credit interest rate on these contracts is 6.44%. The assets that support these liabilities are comprised of $7.5 billion in bonds and $.5 billion in policy loans. The portfolios are segregated from other investments and are managed so as to minimize liquidity and interest rate risk. In order to minimize the risk of disintermediation associated with early withdrawals, individual annuity and modified guaranteed life insurance contracts carry a graded surrender charge as well as a market value adjustment. Additional investment risk is hedged using a variety of derivatives which total $(16.2) million in carrying value and $3.2 billion in notional amounts.

9.   COMMITMENTS AND CONTINGENCIES

     In August 1994, HLIC renewed a two year note purchase facility agreement which in certain instances obligates the Company to purchase up to $100 million in collateralized notes from a third party. The Company is receiving fees for this commitment. At December 31, 1994, the Company has not purchased any notes under this agreement.

     In March 1987, HLIC guaranteed the commercial mortgages (principal and accrued interest) that were sold under a pooling and servicing agreement of the same date. Mortgages aggregating approximately $53.0million were sold in this transaction, and the remaining balance on these loans is $21.1 million. There was no impact on operations due to this guarantee.

     Under insurance guaranty fund laws in most states, insurers doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. The amount of any future assessments on HLIC under these laws cannot be reasonably estimated. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength. Additionally, guaranty fund assessments are used to reduce state premium taxes paid by the Company in certain states.

     The Company is involved in various legal actions, some of which involve claims for substantial amounts. In the opinion of management the ultimate liability with respect to such lawsuits, as well as other contingencies, is not considered material in relation to the consolidated financial position of the Company.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Not applicable.

Item 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article VIII, Section 1 of the By-laws of Hartford Life Insurance Company provides for indemnification of Directors and Officers as follows:

     "Section 1. The Company shall indemnify and hold harmless each Director and Officer now or hereafter serving the Company, whether or not then in office, from and against any and all claims and liabilities to which he may be or become subject by reason of his being or having been a Director or Officer of the Company, or of any other company which he serves as a Director or Officer at the request of the Company, to the extent such is consistent with statutory provisions pertaining to indemnification, and shall provide such further indemnification for legal and/or all other expenses reasonably incurred in connection with defending against such claims and liabilities as is consistent with statutory requirements."

Item 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Not applicable.

Item 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


        Exhibit
        Number      Description                        Method of Filing
        ------      -----------                        ----------------
          1         Underwriting Agreement             Filed with this Registration Statement.

          3(a)      Articles of Incorporation          Filed with this Registration Statement.

          3(b)      By-laws                            Filed with this Registration Statement.

          4         Group Annuity Contract             Filed with this Registration Statement.

          5         Opinion re: legality               Filed with this Registration Statement

          24(a)     Consent of counsel                 Not applicable

          24(b)     Consent of experts                 Filed with this Registration Statement.

          Financial Statement Schedules                Filed with this Registration Statement.

Item 17.  UNDERTAKINGS.

     (a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

           iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-1, Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registration pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expense incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartford, State of Connecticut on this ____ day of _________, 1995.

HARTFORD LIFE INSURANCE COMPANY


*By:                                           *By:
    ----------------------------------------       -----------------------------
    John P. Ginnetti, Senior Vice President            Rodney J. Vessels
                                                        Attorney-in-Fact

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Donald R. Frahm
    Chairman and Chief
  Executive Officer, Director *

John P. Ginnetti, Senior Vice           *By:
  President, Director *                     -------------------------------
                                             Rodney J. Vessels
                                              Attorney-in-Fact

Larry K. Lance, Executive
  Vice President, Director *

David J. McDonald, Senior
  Vice President, Director *

Lowndes A. Smith
    President, Chief
    Operating Officer,
    Director *

Donald J. Znamierowski
    Vice President
    Comptroller, Director *             Dated:
                                              ------------------------

Michael S. Wilder, Secretary,
  Director *

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
   SCHEDULE 1 - SUMMARY OF INVESTMENTS - OTHER THAN INVESTMENTS IN AFFILIATES
                                DECEMBER 31, 1994
                                  (IN MILLIONS)



                                                                                                AMOUNT
                                                                                               SHOWN ON
                                                                                               BALANCE
                    TYPE OF INVESTMENT                                  COST      FAIR VALUE     SHEET
                    ------------------                                ----------  ----------  ----------
FIXED MATURITIES


Bonds

 U.S. Government and government agencies
 and authorities:

 - guaranteed and sponsored                                           $    1,516  $    1,429  $    1,429

 - guaranteed and sponsored - asset backed                                 4,256       3,763       3,763

 States, municipalities and political subdivisions                           148         137         137

 International governments                                                   189         176         176

 Public utilities                                                            531         500         500

 All other corporate                                                       3,717       3,458       3,458

 All other corporate - asset backed                                        2,442       2,350       2,350

 Short-term investments                                                    1,665       1,616       1,616
                                                                          ------      ------      ------

TOTAL FIXED MATURITIES                                                    14,464      13,429      13,429


EQUITY SECURITIES


Common Stocks - industrial, miscellaneous and all other                       76          68          68
                                                                          ------      ------      ------

TOTAL FIXED MATURITIES AND EQUITY SECURITIES                              14,540      13,497      13,497


Policy loans                                                               2,614       2,614       2,614

Mortgage loans                                                               316         316         316

Other investments                                                            103         109         107
                                                                          ------      ------      ------


TOTAL INVESTMENTS                                                     $   17,573  $   16,536  $   16,534
                                                                          ------      ------      ------
                                                                          ------      ------      ------



Note: Fair values for stocks and bonds approximate those quotations published by applicable stock exchanges or are received from other reliable sources. The fair value for short - term investments approximates cost.

         Policy and mortgage loan carrying amounts approximate fair value.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
               SCHEDULE III - SUPPLEMENTARY INSURANCE INFORMATION
                                  (IN MILLIONS)



                                                                                          BENEFITS,       AMORTIZ-
                                                                                           CLAIMS         ATION OF
                                                                                          AND CLAIM       DEFERRED
               DEFERRED        FUTURE          OTHER         PREMIUMS         NET          ADJUST-         POLICY          OTHER
                POLICY         POLICY        POLICYHOL-     AND OTHER     INVESTMENT        MENT          ACQUISI-      INSURANCE
              ACQUISITION     BENEFITS       DER FUNDS     CONSIDERA-       INCOME         EXPENSES         TION         EXPENSES
 SEGMENT         COSTS              *                *        TIONS           (1)             (2)           COSTS           (3)
- -----------   -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
 Year ended
 December 31,
    1994
- --------------

ILAD         $      1,708   $        582   $      4,257   $        492  $         199   $        334   $        137   $         80
AMS                   101            845         10,160             39            750            695              8             48
SPECIALTY               0            463          6,911            569            350            376              0            518
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
             $      1,809   $      1,890   $     21,328   $      1,100   $      1,299   $      1,405   $        145   $        646
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------


 Year ended
 December 31,
    1993
- --------------




ILAD         $      1,237   $        428   $      3,535   $        423   $        172    $       249    $        97   $        120
AMS                    97            703          9,026             35            759            662             16             45
SPECIALTY               0            528          5,673            289            136            135              0            272
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
             $      1,334   $      1,659   $     18,234   $        747   $      1,067   $      1,046   $        113   $        437
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------


 Year ended
 December 31,
    1992
- -------------

ILAD         $        698   $      1,115   $      1,004   $        178   $        127   $        104   $         49   $         79
AMS                   101            583          8,256             27            743            657              6             51
SPECIALTY               0             46          5,822             54             42             36              0             55
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------

             $        799   $      1,744   $     15,082   $        259   $        912   $        797   $         55   $        185
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------
              -----------    -----------    -----------    -----------    -----------    -----------    -----------    -----------

(*)  As Restated

(1) Investment income is allocated to the segments based on each segment's share of investable funds or on a direct basis, where applicable, including realized capital gains and losses.

(2) Benefits, claims and claim adjustment expenses includes the increase in liability for future policy benefits and death, disability and other contract benefit payments.

(3) Other insurance expenses are allocated to the segments based on specific identification, where possible, and related activities, including dividends to policyholders.

                HARTFORD LIFE INSURANCE COMPANY AND SUBSIDIARIES
                            SCHEDULE IV - REINSURANCE
                                  (IN MILLIONS)




                                                                                                                   PERCENTAGE
                                                           CEDED TO             ASSUMED                            OF AMOUNT
                                        GROSS                OTHER            FROM OTHER              NET           ASSUMED
                                        AMOUNT             COMPANIES           COMPANIES            AMOUNT           TO NET
                                       ---------           ---------           ---------           ---------        ---------
YEAR ENDED DECEMBER 31, 1994


LIFE INSURANCE IN FORCE              $   136,929         $    87,553         $    35,016         $    84,392            41.5%
                                       ---------           ---------           ---------           ---------

Premiums and other considerations
  ILAD                               $       448         $        71         $       106         $       483            22.0%
  AMS                                         39                   0                   0                  39             0.0%
  Specialty                                  521                 140                 188                 569            33.0%
  Accident and Health                        308                 304                   5                   9            55.6%
                                       ---------           ---------           ---------           ---------
TOTAL                                $     1,316                 515                 299               1,100            27.2%
                                       ---------           ---------           ---------           ---------
                                       ---------           ---------           ---------           ---------


YEAR ENDED DECEMBER 31, 1993

LIFE INSURANCE IN FORCE              $    93,099         $    71,415        $     27,067        $     48,751            55.5%
                                       ---------           ---------           ---------           ---------

Premiums and other considerations
  ILAD                               $       417         $        85        $         91        $        423            21.5%
  AMS                                         25                   0                   0                  25             0.0%
  Specialty                                  386                  97                   0                 289             0.0%
  Accident and Health                        307                 299                   2                  10            20.0%
                                       ---------           ---------           ---------           ---------
TOTAL                                $     1,135         $       481        $         93        $        747            12.4%
                                       ---------           ---------           ---------           ---------
                                       ---------           ---------           ---------           ---------

YEAR ENDED DECEMBER 31, 1992

LIFE INSURANCE IN FORCE              $    44,661         $    64,207         $    51,430         $    31,884           161.3%
                                                                               ---------           ---------

Premiums and other considerations
  ILAD                               $       208         $        71         $        27         $       164            16.5%
  AMS                                         27                   0                   0                  27             0.0%
  Specialty                                  153                  99                   0                  54             0.0%
  Accident and Health                        292                 281                   3                  14            21.4%
                                       ---------           ---------           ---------           ---------
TOTAL                                $       680         $       451         $        30         $       259            37.9%
                                       ---------           ---------           ---------           ---------
                                       ---------           ---------           ---------           ---------
